Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FOREST CITY REALTY TRUST, INC.,

ANTLIA HOLDINGS LLC,

and

ANTLIA MERGER SUB INC.

Dated as of July 30, 2018

i

Article VI Representations and Warranties of Parent and Merger Sub		31
6.1.	Organization, Good Standing, and Qualification	31
6.2.	Corporate Authority	32
6.3.	Governmental Filings; No Violations	32
6.4.	Litigation	32
6.5.	Sufficient Funds	33
6.6.	Ownership of Merger Sub; No Prior Activities	34
6.7.	Ownership of Shares; Interested Stockholder	35
6.8.	Solvency	35
6.9.	Brokers and Finders	35
6.10.	Absence of Certain Arrangements	35
6.11.	No Other Representations or Warranties	36

Article VII Covenants		36
7.1.	Interim Operations	36
7.2.	Acquisition Proposals; Change of Recommendation	44
7.3.	Proxy Statement Filing; Information Supplied	49
7.4.	Company Stockholders Meeting	51
7.5.	Cooperation; Status; Antitrust Matters	52
7.6.	Information; Access and Reports	54
7.7.	Stock Exchange Delisting; Periodic Reports	56
7.8.	Publicity	56
7.9.	Employee Matters	56
7.10.	Expenses	58
7.11.	Indemnification; Directors’ and Officers’ Insurance	58
7.12.	Other Actions by the Company	60
7.13.	Approval of Sole Stockholder of Merger Sub; No Acquisition of Shares	60
7.14.	Transaction Litigation	61
7.15.	Treatment of Certain Indebtedness	61
7.16.	Financing	61
7.17.	Financing Cooperation	63
7.18.	Restructuring	67
7.19.	Third Party Consents	68

Article VIII Conditions		69
8.1.	Conditions to Each Party’s Obligation to Effect the Merger	69
8.2.	Additional Conditions to Obligation of Parent and Merger Sub	69
8.3.	Additional Conditions to Obligation of the Company	71

Article IX Termination		71
9.1.	Termination by Mutual Consent	71
9.2.	Termination by Either Parent or the Company	71
9.3.	Termination by the Company	72
9.4.	Termination by Parent	73
9.5.	Effect of Termination and Abandonment	73
9.6.	Payment of Parent Termination Payment	77
9.7.	Payment of Company Termination Payment	78

ii

Article X Miscellaneous and General		79
10.1.	Non-Survival	79
10.2.	Modification or Amendment	79
10.3.	Waiver of Conditions	80
10.4.	Counterparts	80
10.5.	GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	80
10.6.	Notices	84
10.7.	Entire Agreement	85
10.8.	Parties in Interest	85
10.9.	Obligations of Parent and of the Company	86
10.10.	Transfer Taxes	86
10.11.	Severability	86
10.12.	Non-Recourse	86
10.13.	Interpretation; Construction	87
10.14.	Definitions	88
10.15.	Disclosure Schedule	96

EXHIBITS AND ANNEXES

Exhibits

Exhibit A – Form of Amendment of Charter of the Surviving Corporation

Exhibit B – Form of REIT opinion

Exhibits C-1, C-2 and C-3 – Forms of REIT Certificate

Annex

Annex A – Index of Defined Terms

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2018, is by and among Forest City Realty Trust, Inc., a Maryland corporation (the “Company”), Antlia Holdings LLC, a Delaware limited liability company (“Parent”), and Antlia Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Maryland General Corporation Law, as may be amended from time to time (the “MGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) authorized the execution and delivery of this Agreement and declared advisable and approved the Merger, (b) directed that the Merger be submitted for consideration at a meeting of the stockholders of the Company (the “Stockholders”), and (c) subject to Section 7.2(b), resolved to recommend that the Stockholders vote in favor of the approval of the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously (a) authorized the execution and delivery of this Agreement and declared advisable the Merger and (b) resolved to recommend that the sole stockholder of Merger Sub approve the Merger;

WHEREAS, the board of directors of Parent has unanimously authorized the execution and delivery of this Agreement and declared advisable the Merger;

WHEREAS, the Company, Parent, and Merger Sub desire to make certain representations, warranties, covenants, and agreements in connection with this Agreement and to set forth certain conditions to the Merger;

WHEREAS, to induce Parent and Merger Sub to enter into this Agreement, simultaneously with the execution of this Agreement, Parent and Merger Sub are entering into a merger support agreement with certain Stockholders; and

WHEREAS, to induce the Company to enter into this Agreement, simultaneously with the execution of this Agreement, certain Affiliates of Parent (together, the “Guarantors”) have executed and delivered to the Company a limited guaranty, pursuant to which the Guarantors have agreed to guarantee certain obligations of Parent under this Agreement (the “Guaranty”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger under the MGCL (sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be a wholly owned Subsidiary of Parent. The Merger will have the effects set forth in this Agreement and specified in the MGCL.

1.2. Closing. Unless otherwise mutually agreed in writing by the Company and Parent, the closing of the Merger (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York at 9:00 a.m. (New York City time) on the third Business Day (the date on which the Closing takes place, the “Closing Date”) following the first day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) will be satisfied or waived in accordance with this Agreement; provided, however, that if the Marketing Period has not ended at the time of satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied only at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto, it being agreed that in the event the Outside Date falls on or within three Business Days after the final day of the Marketing Period, the Outside Date shall be deemed to be extended to the fourth Business Day immediately following the final day of the Marketing Period, and provided, further, that, in no event shall the Closing be required to occur prior to the earliest to occur of (i) a date specified by Parent on no less than three Business Days’ notice to the Company, (ii) the third Business Day after the receipt and effectiveness of all consents set forth on Section 1.2 of the Disclosure Schedule and (iii) December 10, 2018.

1.3. Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Merger Sub will cause the Merger to be consummated by executing, acknowledging and filing with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) the articles of merger with respect to the Merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL. The Merger will become effective at the time when the Articles of Merger are accepted for record by the SDAT or at such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) as may be agreed by the Company and Parent in writing and specified in the Articles of Merger (the “Effective Time”).

ARTICLE II

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

2.1. Charter of the Surviving Corporation. At the Effective Time, the charter of the Company as in effect immediately prior to the Effective Time shall be amended as part of the Merger substantially as set forth in Exhibit A, which shall be attached to the Articles of Merger, and as so amended as part of the Merger will be the charter of the Surviving Corporation (the “Charter”) until thereafter amended, supplemented, corrected or restated, subject to Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), as provided therein or as provided by applicable Laws.

2.2. Bylaws of the Surviving Corporation. The bylaws of the Surviving Corporation in effect from and after the Effective Time shall be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (the “Bylaws”) until thereafter amended, subject to Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1. Directors of the Surviving Corporation. The parties will take all actions necessary (including by so designating in the Articles of Merger) so that the directors of Merger Sub as of immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation until their respective successors have been duly elected and qualified or until their earlier death, resignation, or removal in accordance with the MGCL, the Charter, and the Bylaws.

3.2. Officers of the Surviving Corporation. The parties will take all actions necessary so that the officers of the Company as of immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the MGCL, the Charter, and the Bylaws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK

4.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger, without any action on the part of the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration. Each share of Class A Common Stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) (excluding any Shares granted in the form of Company Restricted Shares, Company Performance Shares, or Company Other Awards, which will be treated in accordance with Section 4.3) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent, in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, “Excluded Shares”)) will be converted into the right to receive an amount in cash equal to $25.35 per Share (as may be reduced pursuant to Section 7.1(b)(viii), the “Merger Consideration”). At the Effective Time, the Shares (excluding any Shares granted in the form of Company Restricted Shares, Company Performance Shares, or Company Other Awards, which will be treated in accordance with Section 4.3) will cease to be outstanding, will be cancelled, and will cease to exist as of the Effective Time, and thereafter each certificate formerly representing any Shares (other than Excluded Shares) (each, a “Stock Certificate”) and each book entry account formerly representing any non-certificated Shares (other than Excluded Shares) (each, a “Book Entry Share”) will thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share will cease to be outstanding, will be cancelled without payment of any consideration therefor, and will cease to exist.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Surrender of Shares.

(a) Appointment of Paying Agent. Prior to the Closing, Parent and Merger Sub will appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and will enter into an agreement with the Paying Agent reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. At or prior to the Closing, Parent or Merger Sub will deposit, or will cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Shares immediately prior to the Effective Time, cash in U.S. dollars sufficient to provide all funds necessary for the Paying Agent to pay the aggregate Merger Consideration under Section 4.1(a) (all cash deposited with the Paying Agent being hereinafter referred to as the “Payment Fund”). The Payment Fund will not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund will be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the U.S., (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (a “Permitted Investment”). Any interest and other income resulting from investment of the

Payment Fund will be a part of the Payment Fund. Subject to Section 4.2(e) (Termination of Payment Fund), Parent or Merger Sub will or will cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration under Section 4.1(a). No investment losses resulting from investment of the Payment Fund will diminish the rights of any holder of Shares immediately prior to the Effective Time to receive the Merger Consideration as provided herein.

(c) Procedures for Surrender.

(i) Promptly after the Effective Time, and in any event within two Business Days thereafter, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of Shares (or, in the case of “street-holders,” deliver to The Depository Trust Company) (other than holders of Excluded Shares) immediately prior to the Effective Time: (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal, in customary form, specifying that delivery will be effected, and risk of loss and title will pass, only upon delivery of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or transfer of the Book Entry Shares to the Paying Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Shares), such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or the Book Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration that such holders are entitled to pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of a Stock Certificate (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or Book Entry Shares, together with, in the case of Stock Certificates, the Letter of Transmittal, duly executed, or, in the case of Book Entry Shares held through The Depository Trust Company, receipt of an “agent’s message” by the Paying Agent, and such other documents as may be reasonably required, the holder of such Stock Certificates or Book Entry Shares will solely be entitled to receive in exchange therefor, and Parent will cause the Paying Agent to pay and deliver to each such holder as promptly as practicable, a check in the amount of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iii) No interest will be paid or accrued on any amount payable upon surrender of the Shares.

(iv) In the event of a transfer of ownership of certificated Shares (other than Excluded Shares) that is not registered in the stock transfer books of the Company, a check for any cash to be paid upon due surrender of the Stock Certificate may be issued to such transferee if the Stock Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Payment of the Merger Consideration with respect to Book Entry Shares will only be made to the Person in whose name such Book Entry Shares are registered in the stock transfer books of the Company immediately prior to the Effective Time.

(v) Parent will pay all charges and expenses, including those of the Paying Agent, in connection with the surrender of Stock Certificates and Book Entry Shares for the Merger Consideration.

(d) Transfers. From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Stock Certificates or Book Entry Shares are presented to the Surviving Corporation, Parent, or the Paying Agent for transfer, such Stock Certificates or Book Entry Shares will be cancelled and exchanged for a check in the amount of cash that the holder thereof has the right to receive therefor pursuant to Section 4.1(a).

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Stock Certificates and Book Entry Shares by the six-month anniversary of the Effective Time will be delivered to Parent or the Surviving Corporation upon demand by Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV will look only to Parent and the Surviving Corporation for payment of the Merger Consideration upon delivery of the Stock Certificates (or affidavits of loss in lieu of the Stock Certificates as provided in Section 4.2(f)) or transfer of the Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar Laws. If any Stock Certificates or Book Entry Shares shall not have been surrendered immediately prior to the time that such Stock Certificates or Book Entry Shares would escheat to, or become the property of, any Governmental Authority, any unclaimed funds payable with respect to such Stock Certificates or Book Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount and upon such reasonable terms as may be reasonably required by Parent to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Stock Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate a check in the amount equal to the number of Shares represented by such lost, stolen or destroyed Stock Certificate multiplied by the Merger Consideration.

4.3. Treatment and Payment of Company Equity Awards.

(a) Treatment of Options. Effective as of five Business Days prior to, and conditional upon the occurrence of, the Effective Time, each holder of an outstanding option to purchase Shares (each, a “Company Option”) under the Stock Plan (as defined in Section 5.2(a)) intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (an “Incentive Stock Option”), whether vested or unvested, will be entitled to exercise such Incentive Stock Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in accordance with the terms of the applicable Stock Plan and related award agreement. At the Effective Time, each Company Option that is not exercised in accordance with the prior sentence, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and will only entitle the holder of such Company Option to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to the product of (x) the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Option, less any applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Option which has an exercise price per Share that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration or payment.

(b) Treatment of Restricted Shares. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award (specifically excluding any awards subject to performance-based vesting) (each, a “Company Restricted Share”) under the Stock Plan, will, automatically and without any required action on the part of the holder thereof, accelerate in full and be cancelled and will only entitle the holder of such Company Restricted Share to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to (x) the number of Company Restricted Shares multiplied by (y) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment.

(c) Treatment of Performance Shares and Long-Term Incentive Cash Awards. At the Effective Time, (A) each outstanding performance-based stock award (each, a “Company Performance Share”) under the Stock Plan, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, immediately vest on a prorated basis as set forth in Section 4.3(c) of the Disclosure Schedule, and (B) each vested Company Performance Share will only entitle the holder of such Company Performance Share to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to (x) the total number of Shares subject to such Company Performance Share based on the higher of target performance and the actual level of performance through the Effective Time, as reasonably determined in good faith by the compensation committee of the Company Board, multiplied by (y) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment; provided that with respect to any Company Performance Shares that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code. At the Effective Time, (A) each outstanding performance-based cash award (each, a “Company Long-Term Incentive Cash Award”) under the Company’s long-term incentive plans, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, immediately vest on a prorated basis as set forth in Section 4.3(c) of the Disclosure Schedule, and (B) each vested Company Long-Term Incentive Cash Award will only entitle the holder of such Company Long-Term Incentive Cash Award to receive (without interest), as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), an amount in cash equal to the higher of target performance and the actual level of performance for such Company Long-Term Incentive Cash Award through the Effective Time, as reasonably determined in good faith by the compensation committee of the Company Board; provided that with respect to any Company Long-Term Incentive Cash Award that constitutes a nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable long-term incentive plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Deferred Compensation Plans for Nonemployee Directors. At the Effective Time, each hypothetical Share credited to the Account (as defined in the Company Deferred Compensation Plan for Nonemployee Directors and the Company 2005 Deferred Compensation Plan for Nonemployee Directors, the “Director Deferred Compensation Plans”) of each participant in the Director Deferred Compensation Plans (each hypothetical Share, a “Company Other Award”), will, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the number of Shares subject to such Company Other Award immediately prior to the Effective Time multiplied by (y) the Merger Consideration, which resulting amount will become payable to such participant in accordance with the same terms, conditions and deferral elections as applied to such Company Other Award immediately prior to the Effective Time.

(e) Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to (A) provide that, subject to the consummation of the Merger, the Company ESPP will terminate, effective immediately prior to the Effective Time, (B) provide, or cause Wells Fargo Bank, National Association, as agent for the Company ESPP to provide, notice to each participant at least thirty calendar days prior to the Effective Time that the Company ESPP will terminate effective immediately prior to the Effective Time and (C) cause, no later than five Business Days prior to the date on which the Effective Time occurs, the exercise of each outstanding purchase right and apply the funds credited as of such date within each participant’s payroll account to the purchase of whole Shares, and such Shares will be entitled to the Merger Consideration in accordance with Section 4.1(a).

(f) Payment of Company Equity Awards. Payments to holders in respect of Company Options, Company Restricted Shares, and Company Performance Shares will be paid through the Company’s or the Surviving Corporation’s payroll system (to the extent applicable) following the Effective Time at such time as such awards are payable. Parent and Merger Sub will ensure that the Company or the Surviving Corporation has an amount in cash sufficient to pay all amounts required by the foregoing sentence.

(g) Corporate Actions. At or prior to the Effective Time, the Company will take any actions that are necessary to (x) effectuate the treatment of the Company Equity Awards pursuant to Section 4.3(a) through Section 4.3(f) above and (y) cause the Stock Plan to terminate at or prior to the Effective Time.

4.4. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, in the event that, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX, the number of Shares or securities convertible or exchangeable into or exercisable for Shares will have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, or other similar transaction, the Merger Consideration will be ratably adjusted to reflect fully the effect of any such change; provided, however, nothing in this Section 4.4 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.5. No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights will be available with respect to the Merger and the other Transactions, including any remedy under Sections 3-201 et seq. of the MGCL.

4.6. Withholding. Each of Parent, Merger Sub, and the Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares (including any Company Restricted Shares, Company Performance Shares, or Company Other Awards) such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any applicable Law. To the extent any amounts are deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes under this Agreement, except for Section 10.10, as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company Reports filed or furnished with the SEC since December 31, 2015 (the “Applicable Date”) and publicly available one Business Day prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or forward-looking statements section or other statements that are cautionary, non-specific, predictive or forward-looking in nature) (provided that this exception shall not apply to the Company’s representations and warranties in Section 5.2(a)) where the relevance of the information to a particular representation or warranty is reasonably apparent on the face of such disclosure or (b) in the Disclosure Schedule (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedule will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as follows (provided, however, with respect to the JVs, such representations and warranties are made solely to the Knowledge of the Company):

5.1. Organization, Good Standing, and Qualification. Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization, other than, with respect to only the Subsidiaries, as would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect. Each of the Company and each of its Subsidiaries has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, other than any failure to be in good standing or qualified or to have such power or authority, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent correct and complete copies of the Company’s and its Significant Subsidiaries’ Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in default or violation in any material respect of any term, condition or provision of the Company’s Organizational Documents. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, none of the Subsidiaries of the Company is in default or violation of any term, condition or provision of the Organizational Documents of any of the Subsidiaries.

5.2. Capital Structure.

(a) The authorized capital stock of the Company consists of 371,000,000 Shares and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Shares”). At the close of business on July 27, 2018, (i) 267,881,900 Shares were issued and outstanding (of which 1,241,005 were Company Restricted Shares and 652,369 were Company Performance Shares (assuming settlement at the achievement of the target level of performance)), (ii) Company Options to acquire 1,438,231 shares were outstanding, and (iii) no Preferred Shares were outstanding. At the close of business on July 27, 2018 no Shares or Preferred Shares were reserved by the Company for issuance other than: (i) such number of Shares reserved for issuance as were issuable upon the conversion of the 2018 Convertible Notes, (ii) such number of Shares reserved for issuance as were issuable upon the conversion of the 2020 Convertible Notes, (iii) such number of Shares reserved for issuance as were issuable upon the exchange of Class A Common Units in Forest City Master Associates III, LLC (“Class A Common Units”), and (iv) 3,150,166 Shares reserved for issuance under the Company’s 1994 Stock Plan, as amended (the “Stock Plan”). All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, and nonassessable. All Shares reserved for issuance shall be, when issued in accordance with the terms and conditions of the applicable instrument pursuant to which they are issuable, duly authorized, validly issued, fully paid, and nonassessable. At the close of business on July 27, 2018, there were 1,111,044 Class A Common Units outstanding.

(b) All of the outstanding shares of capital stock of each of the Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries that are owned by the Company or by a wholly owned Subsidiary of the Company are owned free and clear of any Lien (other than any transfer restrictions imposed by any applicable Law or the Organizational Documents of any JV).

(c) Except (A) as set forth in this Section 5.2, (B) for securities issued on or after the date of this Agreement in compliance with Section 7.1 (Interim Operations), and (C) in the case of any JV, solely with respect to such JV, as set forth in its Organizational Documents as the same may be amended in accordance with this Agreement, there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Company, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments, or rights of any kind that obligate, or with the passage of time may obligate, the Company or any of its Subsidiaries to issue or sell to any Person any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or any of its wholly owned Subsidiaries) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries.

(d) Since the close of business on July 27, 2018 through the date of this Agreement, no Shares have been issued, except pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on July 27, 2018 in accordance with the terms of the Stock Plan.

(e) Except as set forth in this Section 5.2, the Company does not have outstanding any bonds, debentures, notes or other debt obligations the holders of which have the right to vote (or other securities convertible into or exercisable for equity securities having the right to vote) with the Stockholders on any matter.

(f) Section 5.2(f) of the Disclosure Schedule sets forth, as of the close of business on July 27, 2018, all outstanding Company Equity Awards, including the number of Shares covered by or subject to the award (including, with respect to Company Performance Shares, the target and maximum number of Shares subject to the award). Section 5.2(f) of the Disclosure Schedule also sets forth, as of the close of business on July 27, 2018, with respect to all outstanding Company Equity Awards, the holder, date of grant, vesting schedule, the company equity plan or arrangement under which the award was granted and, where applicable, the exercise price and term.

(g) Section 5.2(g) of the Disclosure Schedule sets forth as of the date of this Agreement (i) each Subsidiary of the Company, the percentage of ownership interest held, directly or indirectly, by the Company in each such Subsidiary, the jurisdiction of incorporation or formation of each such Subsidiary, and, to the Knowledge of the Company, the name(s) of and percentage of ownership interest of any other Person in each such Subsidiary and (ii) any capital stock, equity interest or other ownership interest of the Company or any Subsidiary of the Company in any other Person, together with the jurisdiction of incorporation or formation of each such other Person.

(h) Other than pursuant to the Organizational Documents of the Company or any Subsidiary of the Company, the Company is not a party to or bound by, any agreements or understandings concerning the voting (including voting trusts and proxies) of any shares of beneficial interest or capital stock or other equity interests of the Company or any Subsidiary.

(i) None of the Company or any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act of 1933, as amended (the “Securities Act”). There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or equity interests of any Subsidiary other than, in the case of any JV, solely with respect to such JV, as set forth in its Organizational Documents as the same may be amended in accordance with this Agreement.

(j) As promptly as practicable after the date of this Agreement (and in any event prior to the time that any dividend is declared or paid that would be eligible for reinvestment pursuant to the Company’s dividend reinvestment plan), the Company shall have suspended its dividend reinvestment plan.

(k) As of the date of this Agreement, neither the Company nor any Significant Subsidiary has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Laws or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

(l) Section 5.2(l) of the Disclosure Schedule sets forth for each of the 2018 Convertible Notes and the 2020 Convertible Notes the true and correct adjusted “Conversion Rate” (as defined in the applicable indenture) and Schedule A to the applicable indenture in effect as of the date hereof.

5.3. Corporate Authority; Approval.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and, subject only to approval of the Merger by the holders of a majority of the outstanding Shares entitled to vote on such matter at a Stockholders’ meeting duly called and held for such purpose (the “Requisite Stockholder Vote”), to consummate the Merger. With respect to the Company, the Requisite Stockholder Vote is the only vote of holders of securities (or securities or other rights of any kind convertible or exchangeable into securities of the Company) of the Company required to approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board (i) received an oral opinion from Lazard Frères & Co. LLC (“Lazard”), to be confirmed in writing, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions, and conditions set forth therein, the Merger Consideration, together with the per share amount of any distributions of the Company and its Subsidiaries necessary to comply with Section 7.1(f), is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of Shares, and (ii) received an oral opinion from Goldman Sachs & Co. LLC (“Goldman Sachs”), to be confirmed in writing, to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions, and conditions set forth therein, the Merger Consideration, together with the per share amount of any distributions of the Company and its Subsidiaries necessary to comply with Section 7.1(f), is fair, from a financial point of view, to the holders (other than Parent and its Affiliates) of Shares. Promptly following execution of this Agreement, the Company will provide copies of such opinions to Parent and its representatives for informational purposes only.

(c) The Company Board, at a duly held meeting, has approved resolutions that (i) determine that the terms and conditions of this Agreement, the Merger and the other Transactions are advisable and in the best interests of the Company and the Stockholders, (ii) authorized the execution and delivery of this Agreement and approved the Merger and the other Transactions, (iii) directed that the Merger be submitted to a vote of the Stockholders and (iv) subject to Section 7.2(b), resolved to recommend that the Stockholders vote in favor of the approval of the Merger (collectively, the “Company Recommendation”). Such resolutions remain in full force and effect and have not been subsequently rescinded, amended or withdrawn as of the date of this Agreement.

5.4. Governmental Filings; No Violations.

(a) The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions (other than any transaction under Section 7.18 of this Agreement) require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of, other action by or in respect of, or filing with or notification to, any (i) federal, state, local, municipal, foreign or other government, (ii) governmental, quasi-governmental, supranational, administrative or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, board, bureau, unit or body and any court or other tribunal), or (iii) self-regulatory organization, arbitration panel or similar entity (each, a “Governmental Authority”) other than (A) as may be required under the MGCL, (B) compliance with any applicable requirements of the HSR Act, (C) the filing with the SEC of the Proxy Statement and other compliance with any applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (D) filings required by any applicable state or federal securities, takeover or “blue sky” Laws, (E) compliance with any applicable rules of the New York Stock Exchange (“NYSE”), (F) as may be required in connection with federal, state and local transfer Taxes, and (G) where failure to obtain any such authorization, consent, approval, waiting period expiration, termination, authorization or permit, other action, and make any such filing or notification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery, and performance of this Agreement by the Company do not, and the consummation of the Merger and the other Transactions (other than any transaction under Section 7.18 of this Agreement) by the Company will not, (i) result in a breach or violation of the Organizational Documents of the Company or any of the Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.4(a) and obtaining the Requisite Stockholder Vote, result in a breach or violation of any Law to which the Company or any of its Subsidiaries is subject, or (iii) require any notice, consent or approval under, result in any breach of any obligation or material increase in any cost or obligation of the Company or any Subsidiary under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, cause or permit the termination, modification, cancellation or acceleration (with or without notice or the lapse of time or both) of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, give rise to any right of purchase or sale, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to any agreement, lease, license, contract, note, bond, debt instrument, mortgage, indenture, permit, arrangement or other obligation to which the Company or any Subsidiary is a party (each, but not including any Company Plan, a “Contract”), except in the case of clauses (ii) and (iii) above, any such breach, violation, notice, consent, approval, material increase in any cost or obligation, default, termination, modification, cancellation or acceleration of any right or obligation, right of purchase or sale, first offer, forced sale, creation of any Lien, or loss of any benefit, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5. Company Reports; Financial Statements.

(a) The Company has filed or furnished (as applicable) on a timely basis all forms, statements, schedules, registration statements, prospectuses, certifications, reports, and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) since the Applicable Date (the forms, exhibits, statements, reports, documents and financial statements (including the Company Financial Statements), and all information incorporated therein by reference to other documents filed with SEC) filed since the Applicable Date and those filed subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). The Company has timely paid all fees due to the SEC in connection with any Company Report. No Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. Each Company Report, at the time of its filing complied (or, if amended or superseded by a filing prior to the date of this Agreement, complied on the date of such amended or superseded filing) or if not yet filed will comply, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the SOX Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates of filing (or, in the case of any Company Report that is a registration statement, as of its effective date; or, if amended or superseded prior to the date of this Agreement, as of the date of such amended or superseded filing), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no (i) outstanding or unresolved comments from the SEC with respect to any Company Reports, and to the Knowledge of the Company, no Company Report is the subject of ongoing SEC review, or (ii) internal investigations, SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened.

(b) At all applicable times, the Company has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time. The Shares are listed on the NYSE, and, at all applicable times, the Company has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.

(c) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has disclosed as of the date hereof, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to materially affect the Company’s ability to record, process, summarize, and report financial information and (y) any fraud, whether or not material, that involves management or other employees of the Company or any Subsidiary who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date of this Agreement. As used in this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board as in effect on the date of this Agreement.

(d) The consolidated financial statements of the Company and the Subsidiaries included in, or incorporated by reference into, the Company Reports, including the related notes and schedules (the “Company Financial Statements”), (i) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as indicated in the notes thereto) and (iii) fairly present, or, in the case of consolidated balance sheets included in or incorporated by reference into the Company Reports filed after the date of this Agreement, will fairly present, in each case in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and each of the consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of consolidated statements of operations, comprehensive income (loss), equity, and cash flows included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case in all material respects, the results of operations, retained earnings (loss), and changes in financial position for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and to normal year-end audit adjustments), in each case in accordance with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(e) None of the Company or any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among the Company or any Subsidiary, on the one hand, and any unconsolidated Affiliate of the Company or any Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company’s or such Subsidiary’s audited financial statements or other Company Reports.

5.6. Absence of Certain Changes. From and after December 31, 2017 through the date of this Agreement, (a) the Company and its Subsidiaries have, except in connection with matters relating to this Agreement and the Company’s review of strategic alternatives or the conclusion thereof, conducted their business in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 7.1(b)(iii) (other than the execution and delivery of this Agreement), (iv), (vii), (viii), (ix), (xii), (xiii), (xiv), or (xvi) if taken after the date hereof.

5.7. Litigation; No Undisclosed Liabilities.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, (i) there are no civil, criminal, or administrative actions, suits, claims, hearings, arbitrations, mediations, inquiries, investigations, or other proceedings (each, an “Action”) before any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any director, trustee or officer thereof in his capacity as such or any Company Properties or other assets owned thereby, and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority.

(b) There are no liabilities of the Company or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise) of the type that would be required to be disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto) prepared in accordance with GAAP, other than liabilities:

(i) reflected or reserved against in the most recent consolidated balance sheet (and the notes thereto) in the Company Financial Statements included in the Company Reports filed prior to the date of this Agreement;

(ii) incurred in connection with the Merger and the other Transactions;

(iii) incurred in the ordinary course of business consistent with past practice since December 31, 2017; or

(iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8. Labor; Employee Benefits.

(a) Section 5.8(a) of the Disclosure Schedule sets forth an accurate and complete list of each material Company Plan as of the date of this Agreement. For purposes of this Agreement, “Company Plan” means (1) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (2) each other employment agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing and whether or not funded), in each case, which is or is required to be sponsored, maintained, or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any actual or contingent liability.

(b) With respect to each material Company Plan (including each ERISA Plan), the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the Company Plan document, including any amendments thereto, (2) a written description of such Company Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) the trust or other funding agreement and amendments thereto. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company, each Company Plan (other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”)) is in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan.

(c) With respect to each Company Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (an “ERISA Plan”), the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, (2) the most recent Internal Revenue Service (“IRS”) determination or opinion letter and (3) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any. Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan. With respect to any ERISA Plan, neither the Company nor a Subsidiary has engaged in a transaction in connection with which the Company or a Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material.

(d) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or participates in (or, since the Applicable Date, has been obligated to maintain, sponsor, contribute to or participate in), (1) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (2) a “multiple employer plan” as defined in Section 413(c) of the Code or Section 210 of ERISA, or (3) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(e) Each Multiemployer Plan contributed to (or required to be contributed to) by the Company or any ERISA Affiliate, as of the date of this Agreement, is listed on Section 5.8(e) of the Disclosure Schedule. With respect to any Multiemployer Plan, no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all contributions (including installments) required to be made by the Company or any of its Subsidiaries have been timely made. To the Knowledge of the Company, no Multiemployer Plan has been terminated or has been or is about to be insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining status” (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any material increase in contributions or other liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any contract or has any liability or obligation described in Section 4204 of ERISA.

(f) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or the other Transactions could, either alone or in combination with another event, (1) entitle any employee, officer, director or other natural person independent contractor of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay or increase in severance pay (other than severance pay required by any Law), (2) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (3) increase the amount of compensation payable or trigger any other financial obligation pursuant to any Company Plan, (4) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans, or (5) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or natural person independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code.

(g) No Company Plan is maintained outside the jurisdiction of the U.S. or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the U.S.

(h) Neither the Company nor its Subsidiaries sponsor, maintain or contribute to any plan, program or arrangement that provides for retiree health or life benefits, except as required by Section 4980B of the Code or Section 601 of ERISA.

(i) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company.

(j) Section 5.8(j) of the Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of (1) any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee representative body that the Company or any of its Subsidiaries is a party to or otherwise bound by and (2) any labor union, labor organization or other employee representative body that represents any employees in connection with their employment with the Company or its Subsidiaries.

(k) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened in writing (1) labor representation request with respect to any employee of the Company or any of its Subsidiaries or (2) labor strike, labor dispute, work stoppage or lockout against or affecting the Company or any of its Subsidiaries.

(l) The Company and all of its Subsidiaries are, and since the Applicable Date have been, in compliance in all material respects with all Laws pertaining to labor relations, employment and employment practices, including all Laws relating to terms and conditions of employment, health and safety, wage and hours, employee and worker classification, child labor, immigration, employment discrimination and harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, affirmative action, employee leave issues and unemployment insurance. There are no pending Actions against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any Law pertaining to labor relations, employment or employment practices, including, without limitation, unfair labor practice charges, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company.

(m) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries, at the level of Vice President or above, is in any material respect in violation of any agreement with or obligation to a former employer of such employee relating to (A) the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(n) To the Knowledge of the Company, in the last five (5) years, no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as an employee of the Company or Forest City Employer, LLC at a level of Senior Vice President or above.

5.9. Compliance with Laws.

(a) The businesses of each of the Company and its Subsidiaries (including the ownership and maintenance of their assets) are, and since the Applicable Date have been, conducted in compliance with all federal, state, local or foreign law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”) and Orders applicable to the Company and its Subsidiaries, except for failures or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 5.9 of the Disclosure Schedule, no investigation, audit or review by any Governmental Authority with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company in writing of its intention to conduct the same, except for such investigations, audits or reviews the outcome of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Applicable Date, neither the Company nor any of its Subsidiaries have received written notice or, to the Knowledge of the Company, any other communications from any Governmental Authority regarding any actual or alleged failure to comply with Law which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Applicable Date, except as would not reasonably be expected to be material to the Company and its Subsidiaries, (i) the Company, its Subsidiaries and its controlled Affiliates (including in each case any of their officers, directors or employees) have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”) and (ii) neither the Company, its Subsidiaries nor its controlled Affiliates (including in each case any of their officers, directors or employees) or, to the Knowledge of the Company, agents and other Persons associated with or acting on their behalf, have, directly or indirectly, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant or (E) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

5.10. Permits.

(a) The Company and each Subsidiary holds all authorizations, permits, licenses, certificates, grants, consents, variances, exemptions, orders, approvals, franchises, certifications and clearances of all Governmental Authorities, including building permits and certificates of occupancy and property management and brokerage licenses, necessary for the Company and each Subsidiary to own, lease and, to the extent applicable, operate its properties or to conduct their respective businesses substantially as they are being conducted as of the date hereof (such permits, the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to hold or be in possession of, or the failure to be valid or in full force and effect of, any of such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are, and have been since the Applicable Date, in compliance with the terms of the Company Permits, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All applications required to have been filed for the renewal of Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary or any of their respective Representatives has received any written notice indicating, nor, to the Knowledge of the Company, is the Company or any Subsidiary currently not in compliance in any respect with the terms of any Company Permit, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has taken any action that would reasonably be expected to result in the revocation of any Company Permit and, to the Knowledge of the Company, no suspension or cancellation of any Company Permit is pending, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has paid all fees and assessments due and payable, in each case, in connection with all such Company Permits.

5.11. Material Contracts.

(a) Except for this Agreement, contracts filed as exhibits to the Company Reports filed prior to the date hereof, any Company Plan, or as otherwise set forth in Section 5.11(a) of the Disclosure Schedule, Section 5.11(a) of the Disclosure Schedule sets forth, as of the date of this Agreement, a list of each contract, oral or written, to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets are bound (a contract described by this Section 5.11(a) being hereinafter referred to as a “Material Contract”) which:

(i) is required to be filed with the SEC pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Securities Act (but, for the avoidance of doubt, not including any Company Plan);

(ii) is required to be described pursuant to Item 404 of Regulation S-K under the Securities Act;

(iii) contains any non-compete or exclusivity provision with respect to any line of business or geographic area with respect to the Company or any Subsidiary, or which restricts, in any material respect, the conduct of any business conducted by the Company or any Subsidiary or any geographic area in which the Company or any Subsidiary may conduct business, other than, with respect to the Company’s retail property portfolio, exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(iv) is expected to involve the payment or receipt of amounts of more than $10,000,000 per year or $50,000,000 in the aggregate, in each case, over the remaining term of the applicable Contract;

(v) obligates the Company or any Subsidiary to indemnify any past or present directors, officers or employees of the Company or any Subsidiary pursuant to which the Company or such Subsidiary is the indemnitor, other than the

Company’s Organizational Documents or the Organizational Documents of any Subsidiary;

(vi) is a settlement, conciliation, or similar contract that imposes any material monetary or non-monetary obligations upon the Company or any Subsidiary after the date of this Agreement;

(vii) (A) requires, or grants an option to, the Company or any Subsidiary to acquire real estate assets or properties or any other assets or properties, in each case for consideration in excess of $25,000,000 (other than in connection with the expiration of a Ground Lease pursuant to the terms thereof), (B) gives any Person the right to buy any Company Property or obligates the Company or any Subsidiary to sell or enter into any ground lease for any Company Property, or (C) in each case for consideration in excess of $25,000,000 involves any pending or contemplated merger, consolidation or similar business combination transaction (each of clause (A), (B) and (C), an “Existing M&A Agreement”);

(viii) contains restrictions on the ability of the Company or any Subsidiary to pay dividends or other distributions (other than pursuant to the Organizational Documents of the Company and the Subsidiaries and the Existing Loan Documents);

(ix) contains a standstill or similar provision pursuant to which the Company or any Subsidiary has agreed not to acquire assets of the other party or any of its Affiliates;

(x) is with a Governmental Authority, except for any contract entered into in the ordinary course of business (including regulatory agreements with Governmental Authorities with respect to affordable housing, contracts with Governmental Authorities with respect to the Company’s development business, and contracts with Fannie Mae or Freddie Mac) , except for any contract that is disclosed within any of the Company Title Insurance Policies, the Company Title Insurance Commitments or the Parent Title Insurance Commitments;

(xi) constitutes a loan by the Company or any Subsidiary to any Person (other than a wholly owned Subsidiary) in excess of $5,000,000 in the aggregate, except as required under the applicable Organizational Documents of an entity as the same may be amended in accordance with this Agreement;

(xii) contains covenants expressly limiting, in any material respect, the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets (other than cash) or business of the Company or any of its Subsidiaries;

(xiii) relates to the formation, creation, operation, management or control of a joint venture, partnership, strategic alliance or similar arrangement that is material to the Company or relates to or involves a sharing of revenues, profits, losses, costs or liabilities by the Company or any Subsidiary with any Person;

(xiv) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $10,000,000 (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon), except for any Contract solely among or between the Company and its wholly owned Subsidiaries;

(xv) is a Ground Lease;

(xvi) pursuant to which Intellectual Property material to the operation of the Company’s or its Subsidiaries’ businesses is licensed to the Company or its Subsidiaries by any third party (other than commercially available software or software services) or is licensed by the Company or its Subsidiaries to any third party;

(xvii) is a collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee representative body; or

(xviii) includes an “earnout” or other contingent, deferred or fixed payment obligation of the Company or any of its Subsidiaries that has not been paid in full as of the date of this Agreement and is material to the Company and its Subsidiaries, taken as a whole.

(b) The Company has made available to Parent correct and complete copies of all written Material Contracts required to be identified in Section 5.11(a) of the Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Material Contract and, to the Knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Material Contract prior to the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is (or, with or without notice or lapse of time would be) in default under or breach of the terms of any Material Contract. None of the Company or any Subsidiary has received written notice of any violation or default under any Material Contract, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any

Subsidiary has received written notice of termination under any Material Contract, and, to the Knowledge of the Company, no party to any Material Contract has threatened to cancel any Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.12. Takeover Statutes. Assuming the accuracy of Parent and Merger Sub’s representations and warranties, the Company Board has taken all action necessary to exempt this Agreement and the Merger and the other Transactions from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover Laws and the limitations on transfer and ownership set forth in the charter of the Company. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. No dissenters’, appraisal or similar rights are available to the holders of the Shares with respect to the Merger or the other Transactions.

5.13. Real Property.

(a) (i) As of the date of this Agreement, the Company or a Subsidiary owns fee simple title to, or a valid leasehold interest in, each of the real properties identified in Section 5.13(a)(i) of the Disclosure Schedule (each property so owned, a “Company Property” and collectively, the “Company Properties”), which schedule (A) identifies all of the real estate properties owned (including properties under construction or development) or ground leased by the Company or a Subsidiary as of the date of this Agreement and (B) includes whether such Company Property is fee owned or leased. (ii) Section 5.13(a)(ii) of the Disclosure Schedule sets forth an accurate and complete list of each real property which, as of the date of this Agreement, is under contract by the Company or a Subsidiary for purchase by the Company or a Subsidiary. (iii) Except as set forth on Section 5.13(a)(iii) of the Disclosure Schedule, as of the date of this Agreement, there are no material real properties that the Company is obligated to lease or sublease (for the avoidance of doubt, as lessee or sublessee), in each case at any time following the date hereof.

(b) Each Company Property is owned or ground leased, as applicable, free and clear of Liens, except for Permitted Liens and any other limitations of any kind, if any, that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Material Property Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Material Property Adverse Effect, (i) for each Company Property, a policy of title insurance (each, a “Company Title Insurance Policy”) has been issued insuring, as of the effective date of each such insurance policy, fee simple title interest held by the Company or the applicable Subsidiary with respect to the Company Properties that are not subject to the Ground Leases and a valid leasehold estate held by the Company or the applicable Subsidiary with respect to the Company Properties that are subject to Ground Leases, and (ii) to the Knowledge of the Company, such policies are, as of the date of this Agreement, in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date of this Agreement.

(d) As of the date of this Agreement, neither the Company nor any Subsidiary has received any written notice, and the Company has no Knowledge, of (i) any pending or threatened condemnation, eminent domain or rezoning proceedings or similar actions affecting any of the Company Properties, except for any such proceedings in respect of zoning as have been initiated in connection with the development or redevelopment of the Company Properties set forth in Section 5.13(d) of the Disclosure Schedule or (ii) any material violation of any Laws including any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar Law, code, ordinance, order or regulation in respect of any Company Property.

(e) Section 5.13(e) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each real property which is leased by the Company or any Subsidiary pursuant to a ground lease (each, a “Ground Lease” and collectively, the “Ground Leases”). The Company has made available to Parent a copy of each Ground Lease and all amendments and other modifications thereto, which copies are correct and complete in all respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Material Property Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the Knowledge of the Company, no other party is, in breach or violation of, or default under, any Ground Lease, and (ii) each Ground Lease is valid, binding, and enforceable in accordance with its terms and is in full force and effect with respect to the Company or the Subsidiaries and, to the Knowledge of the Company, with respect to the other parties thereto, except, in each case, as enforceability may be limited by the Bankruptcy and Equity Exception.

(f) As of the date of this Agreement, neither the Company nor any Subsidiary has (i) granted or is bound by or subject to the terms of any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or (ii) entered into any contract for the sale or ground lease of any Company Property or any portion thereof.

(g) Complete (in all material respects) copies of all Company Leases that constitute a Material Contract under Section 5.11(a)(iv) (hereinafter, the “Material Company Leases”), in each case in effect as of the date hereof, have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a Material Property Adverse Effect or as set forth in Section 5.13(g) of the Disclosure Schedule, there is no breach or violation of, or default under any Material Company Lease either by the Company or any Subsidiary, or, to the Knowledge of the Company and as of the date hereof, any other party thereto, which violation or breach remains outstanding and uncured and no event has occurred that, with the lapse of time, the giving of notice or both would constitute a breach, violation or default by the Company or any Subsidiary under any Material Company Lease.

(h) Section 5.13(h) of the Disclosure Schedule lists the parties (other than the Company or a Subsidiary) currently providing third-party property management services to the Company or a Subsidiary and identifies the Company Properties currently managed by each such party as of the date of this Agreement.

5.14. Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and its Subsidiaries have been since the Applicable Date and are in compliance with all Environmental Laws applicable to the operation of its business;

(ii) The Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws (“Environmental Permits”) for the ownership and operation of the business as presently conducted, all of such Environmental Permits are valid and in full force and effect, and the Company and its Subsidiaries are in compliance with the terms and conditions of the Environmental Permits;

(iii) Since the Applicable Date, the Company and its Subsidiaries have not received any written claim, notice of violation or citation concerning any violation or alleged violation of or liability under any applicable Environmental Law or with respect to any release of Hazardous Substances, and to the Knowledge of the Company, none of the Company or its Subsidiaries is subject to any investigation by a Governmental Authority with respect to such matters, except for matters that have been fully resolved with no further obligations or are no longer outstanding;

(iv) There are no writs, injunctions, decrees, orders or judgments or any actions, suits or proceedings pending or threatened concerning compliance by the Company or any Subsidiary with any Environmental Law, except for matters that have been fully resolved with no further obligations or are no longer outstanding; and

(v) To the Knowledge of the Company, as of the date of this Agreement, there are no occurrences or conditions that would be reasonably expected to result in the Company and its Subsidiaries, taken as a whole, incurring material liability pursuant to Environmental Law.

(b) The Company has provided or made available to Parent all material environmental assessments, reports, audits and all material correspondence and documents relating to any material claims or investigations pursuant to Environmental Law open or pending as of the date of this Agreement, and any material orders, writs, injunctions, and judgments relating to Environmental Law that are in effect as of the date of this Agreement, in each case that are in the possession of the Company and its Subsidiaries as of the date of this Agreement.

5.15. Taxes.

(a) Each of the Company and its Subsidiaries has timely filed (taking in account extensions validly obtained) all material Tax Returns that are required to be filed and all such Tax Returns are true and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes required to be paid by them (whether or not shown or required to be shown on any Tax Return), other than Taxes that have been adequately reserved for in accordance with GAAP.

(b) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of material Taxes and all material Taxes which it is obligated to withhold from amounts owing to any employee, creditor or third party have been fully and timely paid or properly accrued.

(c) There is currently no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries claimed or raised by any Governmental Authority of which the Company has received written notice. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency.

(d) No claim has been made in writing by a Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns such that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No Liens for Taxes exist with respect to any assets or properties of the Company or any Subsidiary, other than Permitted Liens.

(e) The Company (i) for its taxable years ending December 31, 2016 and December 31, 2017 has qualified to be taxed as a REIT for U.S. federal income tax purposes; (ii) has operated since January 1, 2018 to the date of this Agreement in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the Closing Date; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to the Company’s status as a REIT, and to the Knowledge of the Company, no such challenge is pending or threatened.

(f) Neither the Company nor any of its Subsidiaries (i) is, or has been, a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) an agreement exclusively between or among the Company and its Subsidiaries or among the Subsidiaries or (y) written commercial agreements entered into in the ordinary course of business, the primary purpose of which do not relate to Taxes) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other similar combined, consolidated, or unitary Tax group (other than a group the common parent of which was the Company or its predecessor or any of its Subsidiaries), or (iii) has any liability for the payment of any Tax imposed on any person (other than the Company or its predecessor or any of its Subsidiaries) under Treasury Regulations 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise.

(g) Each Subsidiary of the Company is treated for U.S. federal income Tax purposes as (i) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), (iii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (“Taxable REIT Subsidiary”), or (iv) a REIT.

(h) Neither the Company nor any of its Subsidiaries participates or has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (or, in each case, a “predecessor” or “successor” thereof within the meaning of Treasury Regulations Section 1.337(d)-7T(f)(2)) in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code at any time since December 7, 2015.

(j) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under Section 7121 of the Code, or other agreement with a Governmental Authority in respect of material Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Authority.

(k) As of January 1, 2016, the amount of built-in gain on assets held by the Company and its Subsidiaries the disposition of which would be subject to rules similar to Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder) was approximately $6.7 billion.

(l) Section 5.15(l) of the Disclosure Schedule sets forth as of the date of this Agreement the classification for U.S. federal income Tax purposes of each Subsidiary of the Company.

5.16. Intellectual Property.

(a) Section 5.16(a) of the Disclosure Schedule contains a list of all material Registered Intellectual Property owned by the Company or its Subsidiaries as of the date of this Agreement, indicating for each item, the registration or application number, and the applicable filing jurisdiction (or applicable registrar in the case of Internet domain names).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) the Company or its Subsidiaries owns or otherwise has the right to use all Intellectual Property necessary to the continued operation of its business as currently conducted;

(ii) neither the Company nor any of its Subsidiaries has received any written claim that remains unresolved alleging that the Company or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property of any third party;

(iii) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party;

(iv) to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries;

(v) the Company and its Subsidiaries have taken reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use; and

(vi) the Company’s and its Subsidiaries’ IT Assets operate and perform as required by the Company or its Subsidiaries in connection with their business and have not had a breach of security or materially malfunctioned or failed since the Applicable Date.

5.17. Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, flood, wind, earthquake, California earthquake on California commercial properties, rental loss, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Section 5.17 of the Disclosure Schedule sets forth a complete and accurate list of all material insurance policies (including information on the premiums payable in connection therewith and the type and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries as of the date of this Agreement. All such insurance policies are in full force and effect, and, as of the date hereof, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the policies, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. All premiums due with respect to all such policies have been paid, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and there has been no threatened termination of, or material premium increase with respect to, any such policy.

5.18. Brokers and Finders. The Company has not employed, and no other Person has employed or arranged on behalf of the Company or any Subsidiary, any broker or finder or incurred any liability for any brokerage fees, commissions, finders’ fees or other similar fee or commission in connection with the Merger or the other Transactions, except for the Company’s engagement of and fees and expenses payable to each of Lazard and Goldman Sachs. The Company has made available to Parent true and complete copies of all agreements between the Company and each of Lazard and Goldman Sachs relating to the Merger and the other Transactions, which agreements disclose all fees payable to each of Lazard and Goldman Sachs.

5.19. Credit Support. Section 5.19 of the Disclosure Schedule sets forth, as of the date of this Agreement, a true and correct list (and the maximum liability amount thereunder) of any form of credit support, financial or performance assurance, guarantees (including, any recourse carve out, completion, carry or payment guaranties), or reimbursement or similar agreement or obligations, to which the Company or Forest City Enterprises, L.P. (“Company OP”) is a party or otherwise providing with respect to any Subsidiary, JV or other Person in which the Company or Company OP has any direct or indirect ownership interest (each, a “Credit Support Agreement”).

5.20. No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article VI, (a) Parent and Merger Sub do not make, and have not made, any representations or warranties relating to Parent, Merger Sub or their business or otherwise in connection with the Merger and the other Transactions and the Company is not relying on any representation or warranty except for those expressly set forth in Article VI, (b) no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent, Merger Sub or their business or otherwise in connection with the Merger and the other Transactions, and if made, any such representation or warranty will not be relied upon by the Company as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article VI.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company as follows:

6.1. Organization, Good Standing, and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization, which, in the case of Merger Sub, is Maryland, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification except where the failure to be in good standing or qualified, or to have such power or authority, individually or in the aggregate, does not and would not reasonably be expected to, prevent, materially delay or materially impair the ability of

Parent and Merger Sub to consummate the Merger and the other Transactions. Parent has made available to the Company a correct and complete copy of the Organizational Documents of each of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

6.2. Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger and the other Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, perform its obligations hereunder, and subject only to the approval of the Merger by the sole stockholder of Merger Sub, which approval will occur immediately following the execution of this Agreement, to consummate the Merger and the other Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3. Governmental Filings; No Violations.

(a) The execution, delivery, and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other Transactions require no authorization, consent, approval, waiting period expiration, termination, authorization or permit of or other action by or in respect of, or filing with or notification to, any Governmental Authority other than: (i) as may be required by the MGCL, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover, or “blue sky” Laws, (iv) compliance with any applicable rules of NYSE or (v) as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) The execution, delivery, and performance of this Agreement by Parent and Merger Sub does not, and, assuming the approval of the Merger and the other Transactions by the sole stockholder of Merger Sub, the consummation of the Merger and the Transactions will not, (i) result in a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub or the Organizational Documents of any of their respective Subsidiaries, (ii) assuming compliance with the matters referred to in Section 6.3(a), conflict with or result in a violation or breach of any applicable Law or (iii) assuming compliance with the matters referred to in Section 6.3(a), require any consent by any Person, except in the case of clauses (ii) and (iii) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

6.4. Litigation. There are no pending or, to the knowledge of the executive officers of Parent, threatened, Actions against or affecting Parent or Merger Sub or any of their respective properties or assets or any officer, director or employee in his capacity as such of Parent or Merger Sub in such capacity before any Governmental Authority that seek to enjoin, or would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. Neither Parent nor Merger Sub nor any of their respective assets, rights or properties is a party to or subject to any judgment, decision, ruling, order, writ, injunction, decree, assessment or award of any Governmental Authority that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

6.5. Sufficient Funds.

(a) Assuming (i) the accuracy of the representations and warranties of the Company in Section 5.5(a) and Section 5.7(b) and (ii) that the Financing is funded in accordance with the Commitment Letters, Parent and Merger Sub, together, as of the Effective Time will have, together with the other funds available to Parent and Merger Sub, all of the funds necessary to consummate the Merger and the other Transactions and satisfy in full all obligations of Parent and Merger Sub hereunder, including (A) payment of the amounts payable pursuant to Article IV and (B) payment of all other fees and expenses of the Company, the Surviving Corporation, Parent, and Merger Sub in connection with the Merger and the other Transactions (collectively, “Financing Purposes”).

(b) As of the date of this Agreement, Parent and Merger Sub have received (i) an executed equity commitment letter dated as of date of this Agreement (the “Equity Commitment Letter”) from the equity financing sources party thereto ( the “Equity Financing Sources”) pursuant to which the Equity Financing Sources have committed to provide the amount of cash equity financing as set forth in the Equity Commitment Letter, subject to the terms and conditions set forth therein (the “Equity Financing”), and (ii) an executed debt commitment letter and executed fee letter associated therewith, each dated as of date of this Agreement (such commitment letter, and all attached exhibits, schedules, annexes that are delivered on date of this Agreement and amendments thereto permitted by the terms hereof and any fee letter delivered on date of this Agreement (which fee letter may be redacted as described below), collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth in the Debt Commitment Letter, to provide to Parent the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing” and, together with the Equity Financing, the “Financing”), for the Financing Purposes. The Equity Commitment Letter provides that the Company is an express third-party beneficiary thereto, solely for the purpose of seeking, and is entitled to seek, specific performance of Parent’s right to cause the Equity Commitment (as defined in the Equity Commitment Letter) to be funded thereunder (but in such case only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the Equity Commitment Letter and Section 10.5(f)), and for no other purpose (including, without limitation, any claim for monetary damages) and, in connection therewith, the Company has the right to an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to cause, or to directly cause, the Equity Financing Sources to fund, directly or indirectly, the Equity Commitment as, and to the extent permitted by, the Equity Commitment Letter, in each case, when all of the conditions to funding the Equity Commitment set forth in the Equity Commitment Letter have been satisfied and as permitted by the exercise of the Company’s rights under Section 10.5(f). A true, correct and complete copy of each fully executed Commitment Letter as in effect on date of this Agreement has been provided to the Company. A true, correct and complete copy of each fee letter and engagement letter related to the Debt Commitment Letter as in effect on date of this Agreement has been provided to the Company, except that the fees and other commercially sensitive information therein (including provisions in such fee letter related solely to fees, “flex terms” and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount or net cash proceeds of the Financing set forth in the unredacted portion of the Debt Commitment Letter could be reduced below the amount necessary to consummate the Merger and the other Transactions, or adds any conditions, contingencies or affects the availability of all or any portion of the Debt Financing (other than any fees, expenses, original issue discounts and similar premiums and charges) or the enforceability of the Debt Commitment Letter. Parent and Merger Sub have fully paid (or caused to be paid) all commitment and other fees, if any, required by such Commitment Letters to be paid on or before date of this Agreement. As of date of this Agreement, each Commitment Letter is a legal, valid and binding obligation of Parent, Merger Sub and, to the knowledge of Parent, each other party thereto, subject to the Bankruptcy and Equity Exception, and in full force and effect, has not been (other than as permitted hereunder), amended, modified, withdrawn, terminated or rescinded in any respect, and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent or Merger Sub. There are no side letters or other agreements relating to the Commitment Letters that would (A) impair, delay or prevent the consummation of the Transactions, (B) reduce the aggregate amount of the Debt Financing (unless such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter), (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or (D) otherwise reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the Transactions. Except as expressly set forth in the Equity Commitment Letter, as of the date hereof, there are no conditions precedent to the obligation of the Equity Financing Sources to provide the Equity Financing or any contingencies that would permit the Equity Financing Sources to reduce the total amount of Equity Financing. As of date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing applicable to it will not be satisfied on a timely basis or that the Financing will not be available to Parent on the date on which the Closing should occur pursuant to Section 1.2.

(c) Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors. No event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.

6.6. Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, owned by Parent or a wholly owned Subsidiary of Parent, and there are (a) no other shares of capital stock or voting securities of Merger Sub, (b) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (c) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business and has no business activities, assets, liabilities, claims by or against it or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

6.7. Ownership of Shares; Interested Stockholder. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Shares, any rights or options to acquire any Shares, or any securities or instruments convertible into, exchangeable for, or exercisable for Shares and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Neither Parent nor Merger Sub nor any of their respective Affiliates is, nor at any time during the period commencing three years prior to the date of this Agreement has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

6.8. Solvency. Assuming the representations and warranties of the Company contained in Section 5.5(a) and Section 5.7(b) are true and correct, immediately following the Effective Time, and after giving effect to the Merger and the other Transactions (and assuming the payment of the amounts described in Section 6.5(a)(i) and Section 6.5(a)(ii)), (a) each of Parent, the Surviving Corporation, and its Subsidiaries will be able to pay their respective liabilities as they mature and will own property which has a fair saleable value greater than the amounts required to pay their respective liabilities (including all contingent and other liabilities), and (b) each of Parent, the Surviving Corporation, and its Subsidiaries will have adequate capital available to carry on their respective business. Neither Parent nor Merger Sub is entering into the Merger and the other Transactions with the intent to hinder, delay, or defraud either present or future creditors.

6.9. Brokers and Finders. Except for Moelis & Company, the fees and expenses of which will be paid by Parent, neither Parent nor Merger Sub has employed, and no other Person has employed or arranged on behalf of Parent, any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other similar fee or commission for which the Company would be responsible in connection with the Merger and the other Transactions.

6.10. Absence of Certain Arrangements. None of Parent, Merger Sub nor any of their affiliates has entered into any Contract with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis in connection with any transaction involving the Company (or otherwise on terms that would prohibit such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or any of the Subsidiaries), except for such actions to which the Company has previously agreed in writing. Other than this Agreement, the Guaranty and the Confidentiality Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

6.11. No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article V, (a) the Company does not make, and has not made, any representations or warranties relating to the Company or its business or otherwise in connection with the Merger and the other Transactions and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article V, (b) no person has been authorized by the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with the Merger and the other Transactions, and if made, any such representation or warranty will not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Merger Sub or any of their respective Representatives are not and will not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article V.

ARTICLE VII

COVENANTS

7.1. Interim Operations.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX (the “Interim Period”), except as otherwise (1) contemplated, required, or permitted by this Agreement, (2) required by any applicable Law, (3) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (4) set forth on Section 7.1(a) of the Disclosure Schedule, the Company will, and will cause each Subsidiary to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course and in a manner consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact and maintain in all material respects its current business organization, goodwill, assets and significant relationships with material suppliers, material tenants, material creditors and material lessors and other Persons with which the Company or any of its Subsidiaries has material business relations and Governmental Authorities, keep available the services of its then-current officers and key employees, and maintain the status of the Company as a REIT (it being agreed that no action by the Company or its Subsidiaries with respect to a matter specifically addressed by Section 7.1(b) will be deemed a breach of this Section 7.1(a) unless such action would constitute a breach of Section 7.1(b)).

(b) Without limiting the foregoing, during the Interim Period, except as otherwise (1) contemplated, required, or permitted by this Agreement, (2) required by any applicable Law, (3) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), such approval to be deemed granted if Parent has not responded to grant or deny any request for approval by the Company on or before the third Business Day following the date notice of such request was given to Parent in accordance with Section 10.6, or, in the event Parent shall make a reasonable request for more information regarding the request for approval, on the second Business Day following the date on which the Company provided the information requested to the representatives of Parent identified on Section 7.1(b) of the Disclosure Schedule in accordance with Section 10.6 or (4) set forth on Section 7.1(b) of the Disclosure Schedule, the Company will not, and will not permit its Subsidiaries to, do any of the following:

(i) amend the Organizational Documents of the Company or any of its Significant Subsidiaries, amend the Organizational Documents of any Subsidiary in any manner adverse to the Company (or that would be so adverse to the Surviving Corporation after the Effective Time) or waive or exempt any Person from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit,” as such terms are defined in the Company’s Articles of Amendment and Restatement as in effect on the date hereof;

(ii) adjust, split, combine, reclassify or subdivide any shares of beneficial interest or capital stock or other equity interests of the Company or any Subsidiary (except as expressly required under the Organizational Documents as the same may be amended in accordance with this Agreement of any such Subsidiary);

(iii) (1) adopt a plan of merger, merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction solely between or among wholly owned Subsidiaries that would not impose any changes or restrictions on such Subsidiaries’ assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries taken as a whole that, individually or in the aggregate, would be adverse to Parent or any of its Subsidiaries, or (2) restructure, reorganize, recapitalize, completely or partially liquidate, or dissolve, or otherwise enter into any agreement or arrangement imposing any changes or restrictions on, the assets, operations or business of the Company or any of its Subsidiaries, other than the dissolution of any shell entities wholly-owned by the Company;

(iv) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) any material personal property, real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except pursuant to any Existing M&A Agreements in accordance with their terms and conditions in effect on the date hereof;

(v) redeem, repurchase or otherwise acquire, directly or indirectly, any Shares or capital stock or other equity interests of the Company or a Subsidiary, other than (1) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of the Company Options in order to pay the exercise price of such Company Option and Taxes withheld in connection with the exercise of Company Options, (2) to the extent required under the applicable Organizational Documents of such entity as the same may be amended in accordance with this Agreement, (3) the withholding of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to Company Equity Awards, and (4) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of the Company Equity Awards upon termination of employment or service of an award holder or due to the applicable vesting conditions of such awards not being satisfied;

(vi) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into, exercisable or exchangeable for any shares of such capital stock, or any rights, warrants or options to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case other than (1) any such transaction between or among the Company and its wholly owned Subsidiaries, (2) to the extent required under the applicable Organizational Documents of such entity as the same may be amended in accordance with this Agreement, (3) upon the exercise of purchase rights under the Company ESPP, (4) upon the exercise, vesting or settlement of Company Equity Awards, (5) upon the conversion of any 2018 Convertible Notes or 2020 Convertible Notes, and (6) upon the exchange of any Class A Common Units, in the case of each of clauses (2)-(6) of this Section 7.1(b)(vi) that are outstanding as of the date of this Agreement (and in accordance with their terms) or are granted after the date hereof in accordance with this Agreement;

(vii) make any loans, advances, investments or capital contributions to any Person (other than the Company or any wholly owned Subsidiary) in excess of $5,000,000 in the aggregate, except as required under the applicable Organizational Documents of an entity as the same may be amended in accordance with this Agreement (provided that the Company or applicable Subsidiary has exercised all of its respective rights under such Organizational Documents);

(viii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock or beneficial interest in the Company or its Subsidiaries, other than (1) dividends or distributions by a directly or indirectly wholly owned Subsidiary to its parent entity, (2) dividends or distributions by an entity in which the Company directly or indirectly owns an interest that is not wholly owned in the ordinary course of business consistent with past practice or to the extent required under the applicable Organizational Documents of such entity as the same may be amended in accordance with this Agreement, (3) regular quarterly cash dividends with customary record and payment dates on the Shares not in excess of the amounts per Share set forth in Section 7.1(b)(viii) of the Disclosure Schedule and (4) any distributions of the Company and its Subsidiaries necessary to comply with Section 7.1(f); provided, however, the authorization, declaration and payment of any such distributions in clause (3) (other than any dividends declared and publicly announced on or prior to May 15, 2018) and clause (4) shall, without duplication, reduce the Merger Consideration by the amount of such per Share distribution, as applicable;

(ix) except for the matters set forth on Section 7.1(b)(ix) of the Disclosure Schedule, incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person, or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (1) the incurrence of Indebtedness for borrowed money under, and in accordance with, the Existing Indebtedness set forth set forth on Section 7.1(b)(ix)(1) of the Disclosure Schedule (the “Existing Loan Documents”) secured solely by Company Property in the ordinary course of business consistent with past practice (provided that the aggregate amount of such borrowing will not exceed $5,000,000), (2) unsecured intercompany Indebtedness or guarantees between or among the Company and any wholly owned Subsidiaries, or (3) in connection with the financing of accounts payable in the ordinary course of business consistent with past practice, provided in each case in clauses (1)–(3) that this does not delay or impede the Merger or the other Transactions;

(x) amend, waive, or modify, in any material respect, or terminate any Material Contract other than an (A) amendment, waiver, termination or renewal of a Material Contract (other than an Existing M&A Agreement) in the ordinary course of business consistent with past practice (including expirations of any such Material Contract in accordance with its terms); provided, that, such amendment, waiver, termination or renewal is not otherwise prohibited under this Section 7.1(b), (B) solely in connection with any matter to the extent such matter is expressly permitted by any other clause of this Section 7.1(b) but not otherwise prohibited by any other clause of this Section 7.1(b), (C) any amendment, termination or renewal of a Material Contract classified as a Material Contract solely pursuant to Section 5.11(a)(iii) or Section 5.11(a)(xii) and not classified as a Material Contract pursuant to any other subsection of Section 5.11(a), if (1) such action would not reasonably be expected to alter the scope or impact of such restriction in a manner that is adverse in any material respect to the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation or its Subsidiaries), and (2) such action would not cause such Material Contract to be classified as a Material Contract pursuant to any subsection of Section 5.11(a) other than Section 5.11(a)(iii) or Section 5.11(a)(xii);

(xi) enter into any Contract (A) that would be a Material Contract had it been entered into prior to the execution of this Agreement other than in the ordinary course of business consistent with past practice that is not otherwise prohibited under this Section 7.1(b); provided that this exception in this clause shall not apply to any Contract that would be classified as Material Contract pursuant to Section 5.11(a)(ii), (v), (vii), (ix), (xii), (xiii), (xvi), (xvii) or (xviii); or (B) which contains a change of control or similar provision that would require a payment, consent or acceleration of rights to the other party or parties thereto in connection with the consummation of the Merger or other Transactions (including in combination with any other event or circumstance);

(xii) make a material change with respect to financial accounting policies or procedures, other than as required by Law, GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xiii) waive, release, assign, settle or compromise (i) any of the matters set forth on Section 7.1(b)(xiii) of the Disclosure Schedule or (ii) any claim or Action for an amount not covered by insurance in excess of $5,000,000 individually or $15,000,000 in the aggregate, in each case, exclusive of any deductibles, including any Action relating to the Transactions (except that this Section 7.1(b)(xiii) shall not apply to any Transaction Litigation, which shall be governed by Section 7.14);

(xiv) (1) make any material change (or file a request to make any such change) in any method of Tax accounting, any annual Tax accounting period or any material Tax election, (2) file any material amended Tax Return, or (3) surrender any right to claim a refund or offset of any Taxes that exceed $5,000,000 in the aggregate;

(xv) sell or otherwise dispose of, lease or otherwise grant any mortgage or other Lien upon, any Company Property or other assets (excluding cash) of the Company or its Subsidiaries having a fair market value in excess of $5,000,000 in the aggregate other than (1) pending sales of Company Properties pursuant to letters of intent or definitive agreements executed prior to the date hereof and identified in Section 7.1(b)(xv) of the Disclosure Schedule, (2) in connection with any transaction between or among the Company and its wholly owned Subsidiaries or a Subsidiary and its wholly owned Subsidiaries, (3) leases (other than ground leases) made in the ordinary course of business and (4) Permitted Liens (including Liens that will be terminated at or prior to the Closing in accordance with this Agreement);

(xvi) authorize, make or enter into any commitment for, any capital expenditure (such capital expenditures being referred to hereinafter as the “Capital Expenditures”) other than (1) the Capital Expenditures listed or identified in Section 7.1(b)(xvi) of the Disclosure Schedule, (2) Capital Expenditures in the ordinary course of business and consistent with the budgets and the property-level budgets of the Company, copies of which have been provided to Parent before the date hereof (provided that Capital Expenditures will be deemed to be consistent with the applicable monthly budget of the Company if the aggregate amount of such Capital Expenditures in any applicable month does not exceed 110% of the sum of (x) the aggregate amount budgeted therefor as reflected in the applicable monthly budget plus (y) any unspent budgeted amount for any month prior to the applicable month), (3) Capital Expenditures required by the terms of any of the mortgage loans encumbering any of the Company Properties, (4) any other individual Capital Expenditure not exceeding $250,000 individually or $1,000,000 in the aggregate or (5) Capital Expenditures necessary to respond to an emergency or prevent harm to any Company Properties or Persons;

(xvii) other than in connection with any development or redevelopment projects listed or identified in Section 7.1(b)(xvii) of the Disclosure Schedule, initiate or consent to any change to the zoning of any Company Property or any change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Company Property or agree or consent to any affordability restriction or requirement (or any changes to any existing affordability restriction or requirement) affecting any Company Property;

(xviii) except as required pursuant to the terms of any Company Plan in effect as of the date of this Agreement, or as otherwise required by any applicable Law, (i) grant, provide or increase any severance or termination payments or benefits to any current or former employee, officer, non-employee director, natural person independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), (ii) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits of any current or former employee, officer, director or natural person independent contractor or consultant of the Company, except for (1) increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 3% in the aggregate and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, (iii) become a party to, establish, adopt, amend, commence participation in or terminate any Company Plan or any arrangement that would have been a Company Plan had it been entered into prior to this Agreement, (iv) grant any equity- or equity-based awards or any long-term cash incentive awards, or amend or modify the terms of any outstanding awards, under any Company Plan, (v) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Plan, (vi) hire any Person to be an officer or employee of the Company or any of its Subsidiaries or engage any other individual independent contractor to provide services to the Company or any of its Subsidiaries, other than the hiring of employees with annual base salary or base wage not in excess of $300,000 or the engaging of individual independent contractors with annual fees not in excess of $300,000 in the ordinary course of business consistent with past practice or (vii) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any current or former employee, officer, non-employee director, natural person independent contractor or consultant of the Company or any of its Subsidiaries;

(xix) (i) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a labor union, labor organization or other employee-representative body or (ii) recognize or certify any labor union, labor organization or other employee-representative body as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xx) (i) form any new Subsidiaries, other than wholly owned Subsidiaries, or any new joint ventures (other than pursuant to an Existing M&A Agreement), (ii) consent to any amendment or modification of the terms of any existing joint venture, (iii) take any binding action with respect to any major decision, buy / sell, right of first offer, right of first refusal, forced sale, buyout, deadlock or other similar rights under any existing joint venture or (iv) take any binding action (or fail to take any action) under any existing joint venture, including, without limitation, resigning as managing member or general partner thereof, that would reduce or diminish its rights thereunder;

(xxi) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters with Lazard or Goldman Sachs in a manner adverse to the Company and its Subsidiaries, taken as a whole, or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxii) enter into any contract, agreement, commitment or arrangement between the Company or any Subsidiary, on the one hand, and any Affiliates (other than the Subsidiaries) of the Company, on the other hand, except for any such contracts, agreements, commitments or arrangements with directors, officers or employees otherwise permitted by this Agreement;

(xxiii) take any action (or fail to take any action within the power of the Company) that would make dissenters’, appraisal or similar rights available to the holders of the Shares with respect to the Merger or the other Transactions;

(xxiv) take any action (or fail to take any action) that would reasonably be expected to cause (1) the Company to fail to qualify as a REIT, (2) any Subsidiary of the Company that is a partnership or disregarded entity (including a Qualified REIT Subsidiary) for U.S. federal income tax purposes to be treated as a regarded corporation for U.S. federal income tax purposes, or (3) any Subsidiary of the Company that is a Taxable REIT Subsidiary or a REIT, as the case may be, to cease to be treated as such;

(xxv) fail to exercise any extension option under any Existing M&A Agreement;

(xxvi) take any action to re-activate the Company’s dividend reinvestment plan;

(xxvii) enter into any Contract that would be a Credit Support Agreement if it had been entered into prior to the execution of this Agreement, except as required pursuant to an Existing M&A Agreement;

(xxviii) take any action (or fail to take any action) that would result in an adjustment, reset or other change in the rent under any Ground Lease or Material Company Lease other than as required under the terms of such Ground Lease or Material Company Lease;

(xxix) enter into, amend or otherwise modify any Contract for property level Indebtedness whereby the Company or any of its Subsidiaries would agree to pay additional fees or penalties in connection with refinancing such property level Indebtedness; or

(xxx) agree, authorize, commit or enter into any contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement:

(i) the Company’s obligations under this Agreement to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any entities (and their respective subsidiaries) that are not wholly owned Subsidiaries, be subject to (1) the Organizational Documents of such entity and its subsidiaries, (2) the scope of the Company’s or its Subsidiaries’ power and authority to bind such entity and its subsidiaries, and (3) the Company’s and its Subsidiaries’ duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders; provided that the Company or such Subsidiary has exercised all of its respective rights under such Organizational Documents of such Subsidiary or entity subject to such duties; and

(ii) the Company may take any action, at any time or from time to time, that in the reasonable judgment of the Company Board, and upon advice of outside legal counsel, is necessary for the Company to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period, or portion thereof, ending at or prior to the Effective Time, or to qualify or preserve the status of any Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary, as the case may be.

(d) Nothing contained in this Agreement will give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations and the Company will not be required to obtain the consent of Parent under this Agreement if doing so would violate any applicable Law.

(e) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article IX:

(i) the Company will, and will cause its applicable Subsidiaries to, use best efforts file a request for relief under Treasury Regulations Section 301.9100-3 to permit the Company to make elections to treat each of Ascot Brokerage Ltd., Silva Urbs 1 C.V., and FC NL 2 C.V. as Taxable REIT Subsidiaries of the Company;

(ii) the Company, its Subsidiaries, Parent and Merger Sub shall cooperate to (1) prepare all real estate change of ownership forms under California or other state and local Tax Law (including California Proposition 13) or similar forms required by reason of the Merger or the Transactions (“Change of Ownership Forms”) or compile any historical information reasonably necessary to confirm that such Change of Ownership Forms are not required and (2) compile any historical information reasonably necessary to the preparation of any forms required in connection with any transfer taxes imposed by reason of the Merger or the Transactions;

(iii) the Company and its Subsidiaries will use commercially reasonable efforts to provide (1) any internal analyses previously prepared with respect to the applicability of California or other state transfer tax Law (including California Proposition 13), (2) all forms filed (or written descriptions detailing why such forms were not required) in connection with any transfer taxes imposed on the sale of any assets by the Company or its Subsidiaries after the date of this Agreement, (3) identification of any properties acquired by the Company or its Subsidiaries after the date of this Agreement as having been received in an exchange for real property of like kind with the meaning of Section 1031 of the Code, and (4) reasonable updates and any copies of any previously prepared internal analyses related to all Tax audits or examinations that are ongoing or have been completed since the date of this Agreement; and

(iv) the Company and its Subsidiaries will provide to Parent copies of documents prepared in connection with any voluntary disclosure agreement for its review, comment, and consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(f) As of the Closing Date, the Company shall have distributed one hundred percent (100%) of its REIT taxable income, as reasonably estimated by the Company prior to the Closing Date, in accordance with the distribution requirements set forth in Section 857(a) of the Code (for purposes of this clause, such distributions to be calculated as if the Company’s taxable year beginning on January 1, 2018 ends as of the Closing Date), provided that such distributions shall be made in cash.

(g) As used in this Section 7.1 in any reference to a Material Contract, the phrase “that is material to the Company” in Section 5.11(a)(xiii) shall be disregarded.

7.2. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation or Negotiation. Except as expressly permitted by this Section 7.2, neither the Company nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and the Company will instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants, and other advisors or representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants, and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in or knowingly facilitate any discussions or negotiations regarding, or provide any non-public information or data, or afford access to the properties and other assets of the Company and its Subsidiaries, to any Person relating to, in connection with, or would reasonably be expected to lead to, any Acquisition Proposal;

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal; or

(iv) adopt or approve, or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement or any other agreement (other than an Acceptable Confidentiality Agreement) or instrument providing for or relating to any Acquisition Proposal or enter into any agreement (or amend or modify any existing agreement) that would prevent the Company or any Subsidiary or their respective representatives from complying with this Section 7.2 or amend or grant any waiver or release under any standstill or similar agreement with respect to the Company (an “Alternative Acquisition Agreement”); provided, however, that the Company may amend or grant any waiver or release under any provision contained in any standstill or similar agreement that would prohibit the other party thereto from communicating with the Company with respect to an Acquisition Proposal or submitting an Acquisition Proposal to the Company if, and only if, the Company Board, or any duly authorized committee thereof, determines in good faith after consultation with its outside legal counsel that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be inconsistent with the directors’ duties under applicable Law.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Requisite Stockholder Vote is obtained, the Company and its Representatives may, in response to the receipt of a written Acquisition Proposal that did not result from a breach of this Section 7.2 in any material respect, take the actions described in clause (ii) above (and, for the avoidance of doubt, such actions shall not be a breach of clauses (i) and (iii) above) in response to a bona fide written Acquisition Proposal received by the Company or its Representatives after the date of this Agreement that is not withdrawn if (but only if): (A) the Company Board, or any duly authorized committee thereof, has determined in good faith based on the information then available and after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or may reasonably be expected to result in a Superior Proposal, (B) the Company gives Parent written notice that the Company Board or any duly authorized committee thereof has made the determination contemplated by clause (A) above, such notice to include the information set forth in Section 7.2(e) and (C) the Company furnishes non-public information or provides access to such Person or its Representatives only after such Person has executed a confidentiality agreement on terms relating to confidentiality that, taken as a whole, are not less restrictive to the other party than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); it being understood that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and contemporaneously discloses (and, if applicable, provides copies of) any such non-public information to Parent to the extent not previously disclosed or provided to Parent.

(b) No Change of Recommendation or Alternative Acquisition Agreement. Except as expressly provided in this Section 7.2(b), the Company Board and each committee thereof will not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that the Company Board may take no position with respect to an Acquisition Proposal that is structured as a tender offer or exchange offer until the close of business on the tenth Business Day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification);

(ii) adopt, approve, or recommend (or publicly propose or resolve to adopt, approve or recommend) any Acquisition Proposal;

(iii) fail to include the Company Recommendation in the Proxy Statement;

(iv) make any recommendation or public statement in connection with an Acquisition Proposal that is structured as a tender offer or exchange offer (except for a recommendation against any such offer or a customary “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f)); provided, that, if any disclosure or other action taken pursuant to this clause (iv) includes a Change of Recommendation, such action or disclosure shall be deemed to be a Change of Recommendation (it being understood that any public statement that includes only factual statements shall not be a statement inconsistent with the Company Recommendation); or

(v) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to reaffirm the Company Recommendation following a written request by Parent to do so (provided that the Company Board shall only be required to make such reaffirmation two times for any specific Acquisition Proposal (but if such Acquisition Proposal is materially amended, modified or supplemented, any reaffirmation by the Company Board prior to such material amendment, modification or supplement shall be disregarded for purposes of this proviso)), on or prior to the later of the fifth Business Day after the delivery of such request by Parent and ten Business Days following public announcement or disclosure of such Acquisition Proposal, but in any event, at least two Business Days prior to the Company Stockholders Meeting (or any adjournment or postponement thereof) (any action in the foregoing clauses (i)-(v) a “Change of Recommendation”.

Parent and Merger Sub acknowledge that (a) the resolution of the Company Board adopting the Company Recommendation was not unanimous, (b) the Proxy Statement will contain the reasons that directors did not vote in favor of said resolution as of the date of its adoption and (c) the foregoing in and of themselves shall not constitute a breach of Section 7.2 of this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Stockholder Vote is obtained, the Company Board, or any duly authorized committee thereof, may effect a Change of Recommendation in connection with or relating to a Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 9.3(b) if (but only if) (v) a bona fide Acquisition Proposal is received by the Company or its Representatives after the execution and delivery of this Agreement which did not result from a breach of this Section 7.2 in any material respect and such Acquisition Proposal is not withdrawn and is reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable party if executed and delivered by the Company following termination of this Agreement, (w) the Company Board, or a duly authorized committee thereof, determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the Company Board, or committee thereof, after consultation with outside legal counsel, determines that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.3(b) would be inconsistent with the directors’ duties under applicable Law, (x) the Company provides Parent with at least 96 hours written notice stating that the Company will effect a Change of Recommendation pursuant to this Section 7.2(b) or the Company Board will authorize the Company to terminate this Agreement pursuant to Section 9.3(b) at the expiration of such 96 hour period, which notice shall (A) provide the identity of the Person making the Superior Proposal and (B) attach the most current draft of any proposed definitive agreement and any ancillary documents with respect to such Superior Proposal; provided, however, that any change to the financial terms or any other material changes to the terms and conditions of such Superior Proposal shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of this paragraph of Section 7.2(b) (provided that references to the 96 hour period above shall be deemed to refer to a two Business Day period (provided, that, for purposes of this paragraph, if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one Business Day in such two Business Day period) in connection with the delivery of any such new notice), (y) during the period described in clause (x), the Company and its Representatives negotiate in good faith (to the extent that Parent desires to negotiate) to make any revisions to the terms of this Agreement as would permit the Company Board or any duly authorized committee thereof not to effect a Change of Recommendation in connection with the Superior Proposal or authorize the Company to terminate this Agreement pursuant to Section 9.3(b), and (z) following the 96 hour period described in clause (x) (or two Business Day period, as applicable), the Company Board, or a committee thereof, again determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement that Parent has committed in writing prior to the expiration of such 96 hour period (or two Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Parent if executed and delivered by the Company, that the Superior Proposal continues to (A) be reflected in a written definitive agreement that would be binding, subject to the terms and conditions of such written definitive agreement, on the applicable Person making the Superior Proposal, if executed and delivered by the Company and (B) constitute a Superior Proposal, and that the failure to effect a Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 9.3(b) with respect to such Superior Proposal would be inconsistent with the directors’ duties under applicable Law.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Stockholder Vote is obtained, the Company Board, or any duly authorized committee thereof, may take the actions described in Section 7.2(b)(i) and Section 7.2(b)(iii), in response to an Intervening Event, if (but only if): (w) the Company Board, or duly authorized committee thereof determines, after consultation with outside legal counsel, that the failure to effect a Change of Recommendation with respect to such development or change in circumstances would be inconsistent with the directors’ duties under applicable Law, (x) the Company provides Parent with at least 96 hours written notice stating that the Company will effect a Change of Recommendation pursuant to this Section 7.2(b) at the expiration of such 96 hour period, which notice shall describe in reasonable detail such Intervening Event; provided, however, that any subsequent development or change in circumstances shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the provisions of this paragraph (provided that references to the 96 hour period above shall be deemed to refer to a two Business Day period in connection with the delivery of any such notice (provided, that, for purposes of this paragraph, if the Company delivers written notice prior to 8:00 a.m. New York City time on a Business Day, such Business Day shall be included as one Business Day in such two Business Day period)), (y) during the period described in clause (x), the Company and its Representatives negotiate in good faith (to the extent that Parent desires to negotiate) any revisions to this Agreement as would permit the Company Board or any duly authorized committee thereof to determinate that the failure to effect a Change of Recommendation with respect to such Intervening Event would not be inconsistent with the directors’ duties under applicable Law, and (z) following the 96 hour period described in clause (x) (or two Business Day period, as applicable), the Company Board, or committee thereof, again determines, after consultation with outside legal counsel, and taking into account any adjustment or modification to the terms and conditions of this Agreement to which Parent has committed in writing prior to the expiration of such 96 hour period (or two Business Day period, as applicable) and that are reflected in a written definitive agreement that would be binding on Parent if executed and delivered by the Company, that the failure to effect a Change of Recommendation with respect to such Intervening Event would be inconsistent with the directors’ duties under applicable Law.

(c) Certain Permitted Disclosure. Nothing contained in this Agreement will be deemed to prohibit the Company or the Company Board, or any duly authorized committee thereof, from (i) complying with its disclosure obligations under federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the Stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to the Stockholders) or (ii) making any “stop-look-and-listen” communication to the Stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Stockholders); provided, that, in each case, if any such any such action or disclosure taken pursuant to this Section 7.2(c) includes a Change of Recommendation, such action or disclosure shall be deemed to be a Change of Recommendation for all purposes under this Agreement.

(d) Existing Discussions. Following the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective officers and directors and use its commercially reasonable best efforts to cause its Representatives to (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal, (ii) promptly terminate access to any electronic data room to any Person (and such Person’s Representatives) that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential

Acquisition Proposal that remains in effect as of the date of this Agreement, and request such Person to return or destroy all confidential information in the possession of such Person or its Representatives, and (iii) take the necessary steps to promptly inform the individuals or entities referred to in clause (i) hereof of the obligations undertaken in this Section 7.2.

(e) Notice. The Company will promptly (and, in any event, within 24 hours) notify Parent orally and in writing if any proposals or offers with respect to an Acquisition Proposal are received by or a request to any Company or its Subsidiaries for any non-public information regarding the Company or its Subsidiaries that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any Acquisition Proposal or such other proposal or offer (including an unredacted copy of an Acquisition Proposal or such other proposal or offer or, where such Acquisition Proposal, offer or proposal is not in writing, a description of the material terms thereof, and the identity of the Person making such Acquisition Proposal, offer or proposal). The Company shall keep Parent reasonably informed, on a reasonably current basis, of the material status and terms of any such Acquisition Proposal, offer or proposal (including any material amendments thereto) and any material changes to the status of any such discussions or negotiations or material decisions related thereto, including, in each case, by promptly providing Parent copies of any material correspondence, proposals, indications of interest and draft agreements relating to such Acquisition Proposal, offer or proposal.

7.3. Proxy Statement Filing; Information Supplied.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the Company Stockholders relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Subsidiaries to the Company and provide such other assistance and information as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement.

(i) The Company shall promptly notify Parent after the receipt of any comments from the SEC or any other Governmental Authority with respect to, or any request from the SEC or any other Governmental Authority for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or any other government officials, on the other hand, with respect to the Proxy Statement. If the Company receives either comments from the SEC on the preliminary Proxy Statement or notice from the SEC that it will review the preliminary Proxy Statement, then, in either case, each of the Company and Parent shall use its reasonable best efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement. If the Company receives either (A) comments from the SEC on the preliminary Proxy Statement or (B) notice from the

SEC that it will not review the preliminary Proxy Statement, then, in either case, the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the Stockholders as promptly as reasonably practicable, and in any event no later than ten Business Days, after the SEC advises the Company that the SEC has no further comments on the Proxy Statement.

(ii) Unless the Company Board has made a Change of Recommendation in accordance with Section 7.2, the Company shall include the Company Recommendation in the Proxy Statement filed in preliminary form and in the Proxy Statement filed in definitive form.

(b) Notwithstanding anything to the contrary herein, prior to filing the preliminary Proxy Statement with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to Stockholders, the Company shall (1) provide Parent with a reasonable opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon, and (2) to the extent reasonably practicable, permit Parent and its outside counsel to participate in all substantive communications with the SEC (including all substantive meetings and telephone conferences) relating to the Proxy Statement.

(c) None of the information supplied by Parent for inclusion in the Proxy Statement will, at the date of filing with the SEC or mailing to the Stockholders, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If, prior to the Company Stockholders Meeting, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Stockholders.

(d) The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and subject to the obligations of Parent under Section 7.3(c) shall not include at the date of filing with the SEC or mailing to the Stockholders any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If, prior to the Company Stockholders Meeting, any event occurs with respect to the

Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event or change, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the Stockholders.

7.4. Company Stockholders Meeting.

(a) The Company shall, as promptly as reasonably practicable after the date the SEC advises the Company that the SEC will not review the Proxy Statement or has no further comments on the Proxy Statement, establish a record date for, duly call, give notice of, convene, hold, and take in accordance with applicable Law and its Organizational Documents, all action necessary to convene a meeting of the Stockholders (the “Company Stockholders Meeting”), for the purpose of obtaining the Requisite Stockholder Vote and will, subject to there being a quorum, cause such vote to be taken, and will not postpone or adjourn such meeting, except as provided in Section 7.4(b) or unless this Agreement has been validly terminated pursuant to Article IX. Unless the Company Board has made a Change of Recommendation in accordance with Section 7.2, the Company shall use its reasonable best efforts to (i) solicit proxies from the Stockholders in favor of approval of the Merger and (ii) obtain the Requisite Stockholder Vote.

(b) Notwithstanding anything to the contrary in Section 7.4(a), the Company may delay convening, postpone, recess or adjourn the Company Stockholders Meeting:

(i) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed);

(ii) after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such delay, postponement or adjournment, the Company has not received proxies representing a sufficient number of Shares for the Requisite Stockholder Vote to be received at the Company Stockholders Meeting, whether or not a quorum is present; provided, that the Company shall not have the right to delay convening, postpone or adjourn the Company Stockholders Meeting more than 10 Business Days in the aggregate pursuant to this clause (ii); or

(iii) after consultation with Parent, to allow reasonable additional time for (1) the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Stockholders prior to the Company Stockholders Meeting.

(c) In the event that the Company Board delivers a notice in accordance with Section 7.2(b) of its intention to effect a Change of Recommendation within five (5) Business Days before the Company Stockholders Meeting, Parent may request in writing that the Company postpone the Company Stockholders Meeting for up to five (5) Business Days and the Company shall promptly, and in any event no later than the Business Day after delivery of such request, postpone the Company Stockholders Meeting in accordance with Parent’s direction.

7.5. Cooperation; Status; Antitrust Matters.

(a) Subject to the terms of this Agreement, each party will use its reasonable best efforts to: (i) consummate and make effective the Merger and the other Transactions as promptly as reasonably practicable (and in any event no later than the Outside Date (as defined in Section 9.2(a)), (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, (iii) resolve any objections and avoid any proceeding by any Governmental Authority in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Merger and the other Transactions, (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other Transactions in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated, lifted, overturned or reversed, (v) as promptly as reasonably practicable, and in any event within 10 Business Days after the date of this Agreement (unless otherwise agreed by the parties), make all necessary filings and submissions under the HSR Act and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any Law and request early termination of the waiting period with respect to the Merger under the HSR Act, and (vi) as promptly as reasonably practicable, make any other required registrations, declarations, submissions, and filings with respect to the Merger and the other Transactions required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b) Without limiting the generality of anything contained in this Section 7.5, each party will: (i) give the other parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger and the other Transactions, (ii) keep the other parties informed as to the status of any such request or proceeding, (iii) to the extent practicable, give the other parties notice and an opportunity to participate in any communication made to the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”) or any other domestic or foreign Governmental Authority regarding the Merger and the other Transactions, and (iv) promptly notify the other parties of the substance of any communication from the FTC, DOJ or any other domestic or foreign Governmental Authority regarding the Merger and the other Transactions. Subject to applicable Laws relating to the exchange of information, Parent and the Company will have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted or communication made to, any third party or any Governmental Authority in connection with the Merger and the other Transactions (including the Proxy Statement). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law each party will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, the Company and Parent will act reasonably and as promptly as practicable.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company and Parent each will keep the other apprised of the status of matters relating to completion of the Merger and the other Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party or any Governmental Authority with respect to the Merger and the other Transactions.

(d) In furtherance of, and without limiting the generality of, the covenants set forth in this Section 7.5, if any objections are asserted with respect to the Merger and the other Transactions under the HSR Act, any applicable antitrust, competition or merger control Laws promulgated by any Governmental Authority (together with the HSR Act, the “Antitrust Laws”), or any other applicable Law, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by a private party, challenging the Merger and the other Transactions as violative of any Antitrust Law or that would otherwise prohibit or materially impair or delay the consummation of the Merger and the other Transactions, Parent and the Company will (and will cause their respective Subsidiaries to) use their respective reasonable best efforts to (i) resolve any such objections and (ii) contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Merger and the other Transactions on or before the Outside Date. In furtherance of the foregoing, Parent will take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law, or any other applicable Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing and effecting, by consent decree, hold separate order or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the business, assets or properties of the Surviving Corporation or any of its Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit the Surviving Corporation and its Subsidiaries’ freedom of action with respect to, or its ability to operate or retain any of the business, assets or properties of the Company, the Surviving Corporation or any of their respective Subsidiaries, provided that neither the Company nor any of its Subsidiaries will be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of the Company or any of its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to the Company only from and after the Effective Time in the event that the Closing occurs.

(e) Notwithstanding anything else contained in this Agreement, the provisions of this Section 7.5 (including the reasonable best efforts standard) shall not be construed to (i) (A) require Parent or any of its Affiliates, or (B) permit the Company or any of its Subsidiaries without the prior written consent of Parent, (x) to sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the Company or its Subsidiaries businesses, assets or properties, or (y) to limit freedom of action with respect to, or its ability to operate or retain any of the businesses, assets or properties of the Company or any of its respective Subsidiaries, or (ii) require Parent or any of its Affiliates to agree or consent to any order, action or regulatory condition of any Governmental Authority with respect to clauses (i)(A) or (i)(B) which, in each case of (i) and (ii), individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole. The Company shall take or commit or agree to take, effective at Closing (or such other time after the Closing as requested by Parent), any actions (including actions contemplated by clauses (i) or (ii) above) requested by Parent in order to obtain any approvals under any Antitrust Laws necessary to consummate the Merger and the other Transactions.

(f) Notwithstanding anything else contained in this Agreement, the provisions of this Section 7.5 (including the reasonable best efforts standard) shall not be construed to require Parent or its Affiliates (other than with respect to the Company and its Subsidiaries), and except as expressly provided in Section 7.5(e), the Company and its Subsidiaries, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the business, assets or properties of Parent or any of its Affiliates (other than with respect to the Company and its Subsidiaries) and (ii) otherwise take or commit to take actions that would limit Parent and its Affiliates’ freedom of action with respect to, or its ability to operate or retain any of the business, assets or properties of Parent or its Affiliates, other than in each case with respect to the Company and its Subsidiaries.

7.6. Information; Access and Reports.

(a) During the Interim Period, subject to the Confidentiality Agreement, applicable Laws, and the other provisions of this Section 7.6 and solely for purposes of furthering the Merger and the other Transactions, the Company and Parent will (and will cause its respective Subsidiaries to), upon reasonable request by the other, furnish the other with all reasonably requested information in its possession concerning itself, its Subsidiaries, directors, officers, and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company, or any of their respective Subsidiaries to any third party or any Governmental Authority in connection with the Merger and the other Transactions.

(b) Subject to the Confidentiality Agreement, applicable Laws, and the other provisions of this Section 7.6, and solely for purposes of furthering the Merger and the other Transactions (provided that the purpose of the Merger and the other Transactions shall be understood to include the post-Closing transition and integration), upon reasonable notice, the Company will (and will cause its Subsidiaries to) afford Parent’s officers and other authorized representatives and the Financing Sources reasonable access, during normal business hours throughout the Interim Period, to its employees, counsel, properties, books, contracts, and records and, during such period, furnish promptly to Parent such information in its possession concerning its business, properties, and personnel as may reasonably be requested; provided, however, no investigation pursuant to this Section 7.6(b) will affect or be deemed to modify any representation or warranty made by the Company in Article V. The foregoing provisions of this Section 7.6(b) and the last sentence of Section 7.6(d) will not require the Company or its Subsidiaries to permit any access to any of its employees, properties, books, contracts, and records or its business, properties, and personnel, or to permit any inspection, review, sampling, or audit, or to disclose or otherwise make available any information that, in the reasonable judgment of the Company, would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) result in the disclosure of any trade secrets of a third party or violate any obligations of confidentiality of the Company or any of its Subsidiaries to a third party if the Company will have used reasonable best efforts to obtain the consent of such third party to such disclosure (provided that the Company will use commercially reasonable efforts to allow for access or disclosure to the extent that does not result in the disclosure of any trade secrets or violation of the confidentiality obligations) or (iii) be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product, or other relevant legal privilege (provided that the Company will use commercially reasonable efforts to allow for access or disclosure to the extent that does not result in a loss of attorney-client privilege, attorney work product, or other relevant legal privilege). Notwithstanding the foregoing, Parent and its Representatives will not be permitted to perform any on-site procedures (including an on-site environmental or other study or any sampling) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, which may be withheld in the Company’s sole and absolute discretion. All requests for information made pursuant to this Section 7.6 must be directed to the executive officer or other Person designated by the Company. All information exchanged or made available will be governed by the terms of the Confidentiality Agreement.

(c) To the extent that any of the information or material furnished pursuant to this Section 7.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege will remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

(d) Parent and Merger Sub will not, and each will cause its respective Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 7.6 for any competitive or other purpose unrelated to the consummation of the Merger and the other Transactions (provided that the purpose of the Merger and the other Transactions shall be understood to include the post-Closing transition and integration). Prior to the Closing, Parent and Merger Sub will not, and will cause its respective Representatives not to, contact or otherwise communicate with the employees, customers, suppliers, distributors, engineers, land planners, contractors, subcontractors, landlords, lessors, banks or other lenders of the Company or any of its Subsidiaries regarding the business of the Company, this Agreement, the Merger or the other Transactions without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that, for the avoidance of doubt, nothing in this Section 7.6(d) shall be deemed to restrict Parent and its Representatives and Affiliates from contacting such parties in the ordinary course of Parent’s business.

7.7. Stock Exchange Delisting; Periodic Reports. The Company and Parent will cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. Prior to the Closing, the Company shall in the ordinary course of business consistent with past practice prepare quarterly and annual reports pursuant to the Exchange Act such that if any such reports are required to be filed after the Closing and prior to the tenth day following Closing, the Company will be reasonably capable of timely filing such reports.

7.8. Publicity. The initial press release regarding the Merger will be a joint press release of Parent and the Company. Thereafter, the Company and Parent will not, and will cause its respective Subsidiaries not to, issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or the other Transactions without consulting with each other and providing a reasonable opportunity for review and giving due consideration to reasonable comment by the other party, except (a) as may be required by any applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in which case the party required to issue the press release or make the public announcement or public statement will use commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment thereon in advance of its issuance or being made and will give reasonable and good faith consideration to any such comments or (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding this Agreement, the Merger or the other Transactions. Notwithstanding anything to the contrary in this Section 7.8, each of the parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company.

7.9. Employee Matters.

(a) Parent agrees that each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) will, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, be provided with (1) base salary or base wage that is no less favorable than the base salary or base wage provided by the

Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, (2) target annual cash bonus opportunity and target long-term incentive compensation opportunity that are no less favorable than the target annual cash bonus opportunity and target long-term incentive compensation opportunity provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (3) health and welfare benefits (other than severance benefits) that are substantially similar to those health and welfare benefits that are (x) provided to each such Continuing Employee immediately prior to the Effective Time or (y) provided to similarly situated employees of Parent or its Subsidiaries; provided, however, the requirements of this sentence will not apply to Continuing Employees who are covered by a collective bargaining agreement.

(b) Solely to the extent employee benefit plans of Parent and its Subsidiaries (exclusive of the Company and its Subsidiaries) provide benefits to any Continuing Employee on or following the Effective Time (each, a “Parent Benefit Plan”), Parent will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent Benefit Plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans or to the extent it would result in a duplication of benefits.

(c) Parent will cause the Surviving Corporation to honor all employee benefit obligations to current and former employees under the Company Plans set forth on Section 7.9(c) of the Disclosure Schedule in accordance with the terms of such plans.

(d) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Merger and the other Transactions, each party will provide the other party with a copy of the intended communication, the other party will have a reasonable period of time to review and comment on the communication, and the relevant party will consider any such comments in good faith.

(e) The Parties agree to take the actions set forth on Section 7.9(e) of the Disclosure Schedule.

(f) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Company Plan or Parent Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any current or former employee, director or natural person individual independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining or other labor-related representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

7.10. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement, the Merger and the other Transactions, including all fees and expenses of its Representatives, will be paid by the party incurring such cost or expense whether or not the Merger is consummated; provided, however, the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid by the Company to the SEC in connection with the Merger will be borne by the Company.

7.11. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time for a period of six years after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Laws, each present and former director and officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust employee benefit plan or other enterprise, or any of their predecessors, heirs, executors, trustees, fiduciaries and administrators (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Claim”), arising out of or related to (x) their service as such prior to the Effective Time or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries at or prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and the other Transactions and (ii) actions to enforce this Section 7.11. In the event of any such Claim, each Indemnified Party shall be entitled to advancement of reasonable and documented expenses incurred in the defense of any such Claim from Parent or the Surviving Corporation after receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) All rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties, as provided in the Company’s or any of its Subsidiaries’ Organizational Documents or in any agreement that is set forth in Section 7.11(b) of the Disclosure Schedule (the “Company Indemnity Agreements”), in each case in effect as of the date of this Agreement, will survive the Merger and the other Transactions and will continue in full force and effect in accordance with their terms. After the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor such obligations in accordance with their terms to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them under applicable Laws. In addition, for a period of six years following the Effective Time, Parent will, and will cause the Surviving Corporation and its Subsidiaries to, cause the Organizational Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Organizational Documents of the Company and such Subsidiaries, as applicable, as in effect on the date of this Agreement, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder respect, except as required by applicable Laws.

(c) Prior to the Effective Time, the Company will and, if the Company is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Merger and the other Transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Parent will cause the Surviving Corporation to continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or Parent will cause the Surviving Corporation to purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions, and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement and from an insurance carrier with an AM Best rating that is the same or better than the AM Best rating of the Company’s existing insurance carrier for D&O Insurance; provided that in no event will the premium of such insurance coverage exceed 300% of the current annual premium paid by the Company for such purpose; and provided, further, that if the premium of such insurance coverage exceeds such amount, Parent will cause the Surviving Corporation to obtain a policy with the greatest coverage available for a premium not exceeding such amount.

(d) The provisions of this Section 7.11 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, and nothing in this Agreement will affect any indemnification rights that any such Indemnified Party may have under the Organizational Documents of the Company or any of its Subsidiaries or any contract or any applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.11 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent, the Surviving Corporation, or any of their respective Subsidiaries (or any of their respective successors or assigns) consolidates or merges with any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its properties and assets to any other Person, then in each case proper provision will be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, will also assume the obligations set forth in this Section 7.11.

7.12. Other Actions by the Company.

(a) Takeover Statutes. If any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute is or may become applicable to the Merger or the other Transactions (other than arising out of or resulting from a breach by Parent or Merger Sub of Section 7.13(b)), the Company and the Company Board will, to the extent permitted by applicable Laws, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute on such transactions.

(b) Rule 16b-3. Prior to the Effective Time, the Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)) will, prior to the Effective Time, take such actions as may be reasonably necessary or appropriate to cause any dispositions of Company equity securities (including derivative securities) pursuant to the Merger and the other Transactions by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Laws.

7.13. Approval of Sole Stockholder of Merger Sub; No Acquisition of Shares.

(a) Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) will cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Laws and its Organizational Documents, a written consent approving the Merger in accordance with the MGCL and deliver a copy of such written consent to the Company. Parent will not, and will cause its Subsidiaries not to, amend, modify, or withdraw such consent.

(b) From and after the date of this Agreement through the Effective Time, other than as a result of the Merger, Parent and Merger Sub will not, and will cause their respective Subsidiaries not to, directly or indirectly, acquire any Shares, any rights or options to acquire Shares or any securities or instruments convertible into, exchangeable into or exercisable for Shares.

7.14. Transaction Litigation. The Company shall promptly (and in any event within forty-eight (48) hours after receipt by the Company) notify Parent of the receipt of a complaint in any stockholder litigation arising from this Agreement, the Merger or the other Transactions that is brought against the Company, its executive officers or members of the Company Board (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent the opportunity to participate in the defense, settlement, understanding or other agreement with respect to any Transaction Litigation, including the opportunity to review and comment on all filings or responses to be made by the Company in connection with any Transaction Litigation, and the Company shall consider any such comments in good faith. The Company agrees that, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not offer to make or make any payment with respect to any Transaction Litigation or to enter into any settlement, understanding or other agreement relating to any Transaction Litigation.

7.15. Treatment of Certain Indebtedness. The Company shall use reasonable best efforts to obtain a duly executed pay-off letter dated on or about the Closing Date from the agent under each of the Term Loan Credit Agreement and the Revolving Credit Facility Agreement and from the lenders and their respective representatives, as applicable, under each property-level Indebtedness for borrowed money as reasonably requested by Parent, in each case, in a customary form, (A) certifying that the aggregate amount required to be paid to fully satisfy all such Indebtedness that will be outstanding as of the Closing Date, (B) certifying that all such Indebtedness that is then outstanding as of the Closing shall have been fully paid upon the receipt by such agent of funds, including the cash collateralization of any letters of credit, and (C) authorizing the release and discharge in full of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations and all guarantees granted by the Company and its Subsidiaries; provided any such payoff letter may be (i) contingent on the Closing and (ii) subject to customary reinstatement provisions and exclude contingent indemnification obligations not yet due and payable.

7.16. Financing.

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the flex provisions in any fee letter) on or prior to the Closing Date, including maintaining in effect the Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (A) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the Debt Commitment Letter that are to be satisfied by Parent and Merger Sub, (B) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter subject to any amendments or replacements not prohibited by this Agreement, (C) consummate the Financing at or prior to the Closing, including if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied using reasonable best efforts to cause the persons providing the Financing to fund at Closing, (D) to enforce its rights under the Commitment Letters and (E) comply with its obligations under the Commitment Letters and, in the case of the Debt Commitment Letter, any related definitive agreement. Parent and Merger Sub shall give the Company prompt (and in any event within two Business Days) written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by Parent, Merger Sub, or to the knowledge of Parent or Merger Sub, any party to either Commitment Letter or other definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, “Debt Documents”), in each case, which would reasonably be expected to delay or impair the Closing or make funding less likely to occur on or before the Closing, (ii) if and when Parent or Merger Sub receives notice that any portion of the Financing contemplated by either Commitment Letter is not reasonably expected to be available for the Financing Purposes, (iii) of the receipt of any written notice or other written communication from any party to either Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or other Debt Document, and (iv) of any expiration or termination of either Commitment Letter or other Debt Document. Parent and Merger Sub shall not, without the Company’s prior written consent, permit or consent to any amendment, supplement or modification to be made to either Commitment Letter if such amendment, supplement or modification would (A) impair, delay or prevent the consummation of the Transactions, (B) reduce the aggregate amount of the Financing (unless, in the case of the Debt Financing, such reduction is matched with (i) an equal increase of the Equity Financing under the Equity Commitment Letter or (ii) an equal increase in a committed commercial mortgage backed security, agency or other mezzanine or property level financing facility (such replacement financing, the “Replacement Financing”); provided, that, any such Replacement Financing shall not impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing (unless such new or additional conditions or expanded, amended or modified conditions could not be reasonably expected to (1) delay or prevent the Closing, (2) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, or (3) adversely affect the ability of Parent to enforce its rights against other parties with respect to the Financing), (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing (unless such new or additional conditions or expanded, amended or modified conditions could not be reasonably expected to (1) delay or prevent the Closing, (2) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, or (3) adversely affect the ability of Parent to enforce its rights against other parties with respect to the Financing) or (D) otherwise reasonably be expected to adversely affect (other than a de minimis manner) the ability of Parent or Merger Sub to timely consummate the Transactions; provided, that, for the avoidance of doubt, Parent may amend, supplement, modify or waive any terms of the Debt Commitment Letter and/or the Debt Documents with respect thereto without the consent of the Company in order to (1) reduce the aggregate amount of the Financing so long as such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter or is matched with Replacement Financing, (2) correct typographical errors, (3) add lenders, lead arrangers, bookrunners, syndication agents or similar entities (by assignment or otherwise) subject to the terms and restrictions set forth in the Debt Commitment Letter as in effect on the date of this Agreement or (4) reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto. Parent and Merger Sub shall keep the Company informed on a reasonably current basis and in reasonable detail of the efforts to obtain the Debt Financing. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document(s) as permitted or required by this Section 7.16 to be amended, supplemented, modified or waived, in each case from and after such amendment, supplement, modification or waiver, and references to “Debt Financing” shall include any Replacement Financing permitted by this Section 7.16.

(b) In the event of any Financing Failure Event, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, on (i) economic terms taken as a whole and (ii) other terms, in each case, that are not materially less favorable in the aggregate to Parent and Merger Sub than the terms of the Debt Commitment Letter (including any flex terms applicable thereto) and the provisions of this Section 7.16 and the Financing Sources Protection Provisions shall be applicable to the Alternative Financing, and, for the purposes of this Section 7.16, Section 6.5 and the Financing Sources Protection Provisions, all references to the Financing shall be deemed to include such Alternative Financing and any Replacement Financing, all references to Debt Documents shall include the applicable documents for the Alternative Financing and any Replacement Financing, and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing or any Replacement Financing. In the event that each of Parent and Merger Sub has obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 6.5 and Section 7.17, all references to the Financing shall be deemed to include such substitute financing.

(c) Notwithstanding anything herein to the contrary, Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to Closing.

7.17. Financing Cooperation.

(a) Prior to the Closing, the Company shall use, and shall use its reasonable best efforts to cause its Subsidiaries and their respective Representatives (including the Company and its Subsidiaries’ management teams) to use, their reasonable best efforts, at the sole cost and expense of Parent and Merger Sub, to cooperate with Parent and Merger Sub in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the business or operations of the Company and its Subsidiaries), including (but not limited to) using reasonable best efforts to:

(i) cause the Company’s and its Subsidiaries’ (and their respective Representatives) management teams, with appropriate seniority and expertise, to participate in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions, road shows, calls and meetings with prospective lenders and ratings agencies, in each case, upon reasonable notice at mutually agreed times and places, and only to the extent customarily needed for financing of the type contemplated by the Debt Commitment Letter;

(ii) assist Parent and Merger Sub with the preparation of customary materials for rating agency presentations, confidential information memoranda and similar documents reasonably necessary in connection with the Debt Financing, and assisting with the identification of any portion of the information that constitutes material non-public information;

(iii) assist Parent and Merger Sub with the preparation of any guarantee, pledge and security documents contemplated by the Debt Financing, and any certificates and schedules related thereto and other customary definitive documents relating to the Debt Financing, any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the pledging of collateral contemplated by the Debt Financing, as may be reasonably requested by Parent or Merger Sub;

(iv) subject to Section 7.19, assist Parent and Merger Sub with obtaining third-party consents to the Financing, and assist Parent and Merger Sub with the preparation of any required notices or execute any supplemental indentures or similar documents, in each case, as may reasonably be requested by Parent or Merger Sub, including, if required (as reasonably determined by Parent and Merger Sub), consent from third parties to existing joint-venture agreements, financing documents, property management agreements, ground leases, tax credit agreements, and purchase and sale agreements;

(v) furnish to Parent: (1) GAAP audited balance sheets and related statements of income, equity and cash flows for the Company and the Company’s consolidated subsidiaries as of and for the fiscal years ended on December 31, 2015, December 31, 2016 and December 31, 2017 (it being understood that Parent and Merger Sub acknowledge receipt of the information described in this clause (1) as of the date hereof); and (2) GAAP unaudited balance sheet and related statements of income, equity and cash flows for the Company and the Company’s consolidated subsidiaries as of and for each fiscal quarter ended after December 31, 2017 (other than the fourth fiscal quarter of the Company’s fiscal year) and more than 60 days prior to the Closing Date, it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such covenant shall be deemed satisfied through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period (it being understood and agreed that Parent and Merger Sub hereby acknowledge receipt of the financial information with respect to the fiscal quarter ended March 31, 2018) (the information and financial statements referred to in subclauses (1) and (2) above, the “Required Financial Information”);

(vi) assist Parent and Merger Sub to the extent requested, with Parent and Merger Sub’s preparation of a pro forma balance sheet;

(vii) upon the request by Parent or Merger Sub, providing customary authorization and representation letters (including customary 10b-5 and material non-public information representations) in connection with the information provided as Required Financial Information in any confidential information memorandum (including prior to any bank meeting for the Debt Financing);

(viii) assist Parent and Merger Sub in Parent and Merger Sub obtaining surveys and title insurance as reasonably requested by Parent or Merger Sub, including by providing title affidavits or similar documents required by a nationally-recognized title company for (A) the deletion of any standard or pre-printed exceptions in any title insurance policies or pro forma or (B) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of real property and assist in obtaining assignments or similar documents as reasonably requested by Parent or Merger Sub to minimize mortgage recording tax and other costs and expenses;

(ix) at least four (4) Business Days prior to the Closing (in each case, to the extent requested at least ten (10) Business Days prior to the Closing), provide all documentation and other information about the Company and any of its Subsidiaries as is reasonably requested in writing by Parent which the parties to the Debt Commitment Letter (other than Parent and Merger Sub) reasonably determine is required by applicable “know your customer,” anti-money laundering rules and regulations (including the PATRIOT Act) and the requirements of the beneficial ownership regulation pursuant to 31 C.F.R. § 1010.230;

(x) assist Parent and Merger Sub with Parent and Merger Sub obtaining property-level financing and facilities (including any agency financing and commercial mortgage backed security facilities) as may reasonably be requested by Parent;

(xi) subject to Section 7.6(b), provide Parent and its Representatives and Financing sources (including any appraisers, engineers, or rating agency personnel) reasonable access to the Company and its Subsidiaries’ properties and enter into customary engagements regarding the scope of such access;

(xii) assist Parent with Parent and Merger Sub obtaining tenant and ground lessor estoppels (it is acknowledged that obtaining any such estoppel is not a condition to Closing); and

(xiii) cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries.

(b) Nothing in this Section 7.17 shall require any cooperation or other action by the Company, its Subsidiaries or its or their respective Representatives to the extent that it would unreasonably interfere in any material respect with the business or operations of the Company or any of its Subsidiaries. Notwithstanding the foregoing or anything else contained herein to the contrary, nothing in this Section 7.17 shall require the Company or any of its Subsidiaries or their respective Representatives (1) to execute or approve any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Financing (other than customary authorization and representation letters in connection with the Debt Financing, if any, and solely to the extent set forth in Section 7.17(a)(vii) above), (2) to provide cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any material contract to which the Company or any of its

Subsidiaries is a party, (3) to breach, waive or amend any terms of this Agreement, (4) to provide cooperation to the extent it would cause any condition to the Closing set forth in Section 8.1 or Section 8.2 to not be satisfied or (5) to violate any obligation of confidentiality (not created in contemplation hereof) binding on the Company, its Subsidiaries or their Representatives. Additionally, (A) neither the Company nor any of the Company’s Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any liability or obligation in connection with any Debt Financing prior to the Closing (other than as are expressly reimbursable or payable by Parent and Merger Sub and except for the obligation to deliver the customary authorization and representation letter referenced above), (B) none of the directors of the Company or any Subsidiary, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the Debt Financing, (C) except as set forth in Section 7.17(a)(vii), none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required, prior to Closing, to make any representation to Parent, any of its Affiliates, any lender, agent or lead arranger to any Debt Financing, or any other Person with respect to any action under this Section 7.17, as to the solvency of the Company, any of its Subsidiaries, or any of their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate and (D) except as set forth in Section 7.17(a)(iv) or Section 7.19, none of the Company, any of its Subsidiaries or any of its or their Representatives shall be required to seek any amendment, waiver, consent or other modification under any indebtedness. Nothing hereunder shall require any employee, officer, director or other Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or other Representative. All non-public or otherwise confidential information regarding the Company obtained by Parent or Merger Sub or any of their respective Representatives pursuant to this Section 7.17, shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company agrees that Parent and Merger Sub may share non-public or otherwise confidential information with the rating agencies and Financing Sources as contemplated by the Commitment Letters if the recipients of such information are rating agencies and Financing Sources in connection with the Debt Financing as contemplated by the Debt Commitment Letter and agree to customary confidentiality arrangements, including customary “click through” confidentiality agreements and confidentiality provisions contained in customary bank books and offering memoranda, provided, in each case, that such confidentiality arrangements shall provide that the Company is a third-party beneficiary thereof and shall satisfy the confidentiality obligations under Regulation FD.

(c) Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and its and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with any cooperation provided under this Section 7.17, the arrangement of the Financing and any information provided in connection therewith (other than arising from historical financial information furnished in writing by or on behalf of the Company and/or its Subsidiaries specifically for inclusion in such materials for the debt financing, but including any violation of the Confidentiality Agreement), except in the event such liabilities, obligations or losses arose out of or result from the bad faith, gross negligence or willful misconduct by the Company, any of its Subsidiaries or any of their respective Affiliates and Representatives. Parent shall promptly reimburse the Company and its Subsidiaries and

Representatives for all reasonable, documented and invoiced costs incurred by the Company or its Subsidiaries in connection with any cooperation provided under this Section 7.17 or otherwise in connection with the Debt Financing (including reasonable and documented out-of-pocket auditor’s and attorneys’ fees and expenses). Subject to Parent’s indemnification obligations under this Section 7.17, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing, so long as such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) Notwithstanding anything to the contrary herein, a breach by the Company or its Subsidiaries of their obligations under this Section 7.17 (other than Section 7.17(a)(v)) shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach is a willful and material breach and directly results in the Debt Financing not being available to Parent, and a breach by the Company or its Subsidiaries of their obligations under Section 7.17(a)(v) shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach directly results in the Debt Financing not being available to Parent.

7.18. Restructuring. To facilitate the Merger and provide for the optimal structure of the Company post-closing, during the Interim Period, the Company shall (a) use commercially reasonable best efforts to prepare for such internal restructuring steps requested by Parent prior to the Closing (the “Restructuring Steps”) and (b) subject to Section 7.6, provide any access or information reasonably requested by Parent to identify what Restructuring Steps are appropriate for such purpose; provided, that neither the Company nor any of the Subsidiaries (i) shall be required to take any action (x) if taking such action would impair, prevent or delay consummation of the Transactions or (y) in contravention of (A) any Organizational Document of the Company or any of the Subsidiaries, (B) any Contract, oral or written, to which the Company or any Subsidiary is a party or by which any of them or any of their properties or assets are bound, or (C) applicable Law, (ii) shall be required to take or effect any restructuring steps or incur any liabilities in respect thereto prior to the date the Company deems all of the conditions set forth in Article VIII to have been satisfied and the receipt by the Company of (I) evidence satisfactory to the Company that any material adverse effect or similar condition has been irrevocably waived by the Debt Financing Sources and any other parties with respect to the Debt Financing and (II) an irrevocable written notice from Parent and Merger Sub that each of Parent and Merger Sub irrevocably deem all the conditions set forth in Article VIII to be satisfied and that Parent and Merger Sub and their Financing Sources are prepared to proceed immediately with the Closing (and any other evidence reasonably requested by the Company that the Closing will occur), and (iii) shall be required to take any action that could adversely affect the classification of the Company as a REIT or could subject the Company to any “prohibited transactions” taxes or other material Taxes under Code Sections 857(b), 860(c) or 4981; provided, further, that, so long as the Company is not in breach of this Section 7.18 as modified by clause (B) of the immediately following sentence, the Restructuring Steps (or the inability to complete the Restructuring Steps) and any other action taken by the Company in connection therewith will not affect or modify in any respect the obligations of Parent and Merger Sub under this Agreement. Notwithstanding anything in this Agreement to the contrary,

(A) none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by this Section 7.18 or required by Parent pursuant to this Section 7.18 and (B) any breach by the Company or its Subsidiaries of their obligations under this Section 7.18 shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach is a willful and material breach and directly results in the Debt Financing not being available to Parent. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in performing their obligations under this Section 7.18, and Parent shall indemnify and hold harmless the Company, the Company Board, and its Subsidiaries, Affiliates and Representatives for any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them arising therefrom (and in the event the Merger and the other Transactions are not consummated, Parent shall promptly reimburse the Company for any reasonable out-of-pocket costs incurred by the Company or the Subsidiaries not previously reimbursed). Parent shall provide an initial draft of the Restructuring Steps to the Company within thirty (30) days following the date of this Agreement and a final draft of the Restructuring Steps at least twenty (20) Business Days prior to the Closing.

7.19. Third Party Consents. The Company shall, and shall cause each Subsidiary to, reasonably cooperate with Parent at Parent’s request, and use reasonable best efforts, to (a) obtain all consents, approvals or waivers (including waivers of any fees, rights of first offer or refusal, buy/sell rights, and profit sharing) from any third party in connection with the Transactions reasonably requested by Parent, including those set forth in Section 1.2 of the Disclosure Schedule and those which are parties to agreements and documentation described in Section 7.19 of the Disclosure Schedule (collectively, the “Third Party Consents”), and (b) assist Parent with the preparation and negotiation of, participation with, and delivery to, any third party of any required notices or similar documents as may be reasonably requested by Parent in connection with the Transactions; provided, however, that the Company shall not be required under this Section 7.19 to compensate any third party, make any accommodation commitment or incur any liability or obligation to any third party to obtain any such consent or approval, unless Parent or its Affiliates agree to compensate any such third party on the Company’s behalf or to promptly reimburse the Company for any payments made or liabilities to any such third party, in each case in connection with obtaining such consents or approvals, and the Company shall not compensate or agree to compensate any such third party, make any accommodation commitment or incur any liability or obligation to any such third party in connection with obtaining such consents or approvals without the prior written consent of Parent. Notwithstanding anything to the contrary herein, (i) Parent and Merger Sub acknowledge and agree that it is not a condition to the Closing to obtain any Third Party Consents and (ii) a breach by the Company or its Subsidiaries of their obligations under this Section 7.19 shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition precedent set forth in Section 8.2(b), unless such breach is a willful and material breach. Without limiting the obligations of the Company under the foregoing, in connection with obtaining any consent, approval or waiver or providing any notice or similar documents under this Section 7.19, Parent shall have (i) primary responsibility for contacting and obtaining such consents, approvals or waiver from the counterparties to whom such consent, approval or waiver is being sought or providing such notices or similar documents, as applicable, and (ii) the right to direct the overall strategy in obtaining any such consent, approval or waiver or providing any such notice or similar document; provided that Parent will consult in advance with the Company regarding any such discussions and negotiations and give the Company notice and an opportunity to participate in any communication with such third parties, and the Company, at Parent’s request, shall initiate and facilitate such activities.

ARTICLE VIII

CONDITIONS

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval. The Merger shall have been duly approved by holders of Shares constituting the Requisite Stockholder Vote and shall have been duly approved by the sole stockholder of Merger Sub.

(b) Antitrust Clearance. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof), if any, shall have expired or been earlier terminated.

(c) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, executive order, ruling, injunction or other order (whether temporary, preliminary or permanent) (collectively, “Orders”) that is in effect and that restrains, enjoins, or otherwise prohibits consummation of the Merger.

8.2. Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Company. (i) Each of the representations and warranties of the Company set forth in Section 5.3 (Corporate Authority; Approval) ) (other than the last sentence of Section 5.3(b)), Section 5.12 (Takeover Statutes) and Section 5.18 (Brokers and Finders) shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) each of the representations of the Company set forth in Section 5.2(a) (Capital Structure), Section 5.2(c) (Capital Structure) (in the case of Section 5.2(c), solely to the extent such representations relate to the Company), Section 5.2(d) (Capital Structure), the first sentence of Section 5.2(f) (Capital Structure) and Section 5.2(l) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and at and as of the

Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) each of the representations of the Company set forth in Section 5.1 (Organization, Good Standing, and Qualification), Section 5.2(c) (Capital Structure) (solely to the extent such representations relate to the Subsidiaries), Section 5.2(g) (Capital Structure), Section 5.2(h) (Capital Structure), Section 5.2(i) (Capital Structure) and Section 5.2(j) (Capital Structure) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), and (iv) all the other representations and warranties of the Company set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” “Material Property Adverse Effect” or similar language set forth therein) as of the date of this Agreement and shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” “Material Property Adverse Effect” or similar language set forth therein) at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such particular date or period of time) except, in each case, where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect,” “Material Property Adverse Effect” or similar language set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d) REIT Opinion. The Company shall have received a written opinion of nationally recognized Tax counsel in substantially the form set forth in Exhibit B, as of the Closing Date, based upon the statements and representations contained in certificates provided by the Company and certain of its Subsidiaries in substantially the form set forth in Exhibits C-1, C-2 and C-3, to the effect that commencing with the Company’s taxable year ended December 31, 2016, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation through the date of the opinion has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT.

(e) Company Closing Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) are satisfied or waived.

8.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties of Partner and Merger Sub. The representations and warranties of Parent and Merger Sub set forth in Article VI shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure of such representations and warranties to be true and correct would not prevent or materially delay consummation of the Merger and the other Transactions or otherwise prevent Parent and Merger Sub from performing any of their material obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) are satisfied or waived.

ARTICLE IX

TERMINATION

9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Closing shall not have occurred on or before January 30, 2019 (as it may be extended from time to time by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, that any termination of this Agreement pursuant to this Section 9.2(a) shall be deemed a termination of this Agreement pursuant to Section 9.4(b) or Section 9.4(c), as the case may be, if, at the time of such termination, Parent is permitted to terminate this Agreement pursuant thereto; provided, further, that if a party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date has not yet passed, and the Outside Date occurs during the pendency of such Action, the Outside Date shall automatically be extended by the amount of time during which such Action is pending, plus 20 Business Days;

(b) the Requisite Stockholder Vote shall not have been obtained at the Company Stockholders Meeting or at any postponement or adjournment thereof taken in accordance with this Agreement (and such meeting shall have concluded, including if such meeting was concluded without a vote to obtain the Requisite Stockholder Approval having occurred, subject to the Company’s right to adjourn the Company Stockholders Meeting in accordance with Sections 7.4(b)(ii) and/or (iii)); provided, however, that any termination of this Agreement pursuant to this Section 9.2(b) shall be deemed a termination of this Agreement pursuant to Section 9.4(b) if, at the time of such termination, Parent is permitted to terminate this Agreement pursuant thereto; or

(c) any Order permanently enjoining or otherwise permanently prohibiting consummation of the Merger shall become final and non-appealable; provided, further, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 9.2(c) if such Order is the result of a failure of such party to comply with its covenants and obligations under, or in the case of breach of any representations or warranties of such party set forth in, this Agreement.

9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that a condition set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and such breach or untruth is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by the Company to Parent and (y) three Business Days prior to the Outside Date; provided, however, that the Company shall not have the right to terminate under this Section 9.3(a) if the Company is then in breach of any representation, warranty, covenant or agreement in this Agreement or any representation and warranty of the Company in this Agreement fails to be true and correct, in each case, such that it would give rise to the failure of a condition in Section 8.2(a) or Section 8.2(b);

(b) prior to the time the Requisite Stockholder Vote is obtained, but not after, the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.2(b); provided that (1) prior to or concurrently with such termination, the Company pays Parent the Company Termination Payment (as defined in Section 9.5(b)) pursuant to Section 9.5 and (2) the Company has complied with its obligations under Section 7.2 in all material respects; or

(c) (i) the conditions set forth in Section 8.1 and Section 8.2 (other than any condition that by its nature is to be satisfied at the Closing, each of which would be capable of being satisfied at the Closing if the Closing occurred on the date of notice in clause (ii)) have been satisfied (or waived by Parent), (ii) on or after the date the Closing should have occurred pursuant to Section 1.2, the Company has delivered written notice to Parent that (A) the conditions set forth in Section 8.1 and Section 8.3 (other than any condition that by its nature is to be satisfied at the Closing, each of which would be capable of being satisfied at the Closing if the Closing occurred on the date of such notice) have been satisfied or waived by the Company and (B) the Company is irrevocably ready, willing and able to consummate the Closing, and (iii) Parent and Merger Sub fail to consummate the Closing within the earlier of one Business Day before the Outside Date and three Business Days after the delivery by the Company to Parent of such notice and the Company stood ready, willing and able to effect the Closing through the end of such three Business Day period (or shorter period).

9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that a condition set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and such breach or untruth is not curable or, if curable, is not cured within the earlier of (x) 30 days after written notice thereof is given by Parent to the Company and (y) three Business Days prior to the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 9.4(a) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement in this Agreement or any representation and warranty of Parent in this Agreement fails to be true and correct, in each case, such that it would give rise to the failure of a condition in Section 8.3(a) or Section 8.3(b);

(b) prior to the time, but not after, the Requisite Stockholder Vote is obtained, if a Change of Recommendation (whether or not permitted by this Agreement) shall have been made or occurred; or

(c) prior to the time the Requisite Stockholder Vote is obtained, but not after, the Company or any director of the Company shall have committed a willful and material breach of Section 7.2(a), other than in the case where such willful and material breach is the result of an isolated action by a director of the Company without Knowledge of or consent by the Company prior to such action, and is not any other action by the Company, and (A) the Company takes appropriate actions to remedy such willful and material breach upon discovery thereof, and (B) Parent or the Transactions are not adversely affected in any material respect as a result thereof.

9.5. Effect of Termination and Abandonment.

(a) This Agreement may be terminated only pursuant to Section 9.1, Section 9.2, Section 9.3 or Section 9.4. Termination of this Agreement shall not require the approval of the Stockholders. In order to terminate this Agreement, the party desiring to terminate this Agreement shall give written notice of such termination to the other parties in accordance with Section 10.6. Except as provided in this Section 9.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to and in accordance with this Article IX, this Agreement shall become void and of no effect with no liability or obligation to any Person on the part of any party hereto, any Financing Source, the Guarantors or any of their respective Representatives or Affiliates other than: (i) the provisions set forth in Section 7.8 (Publicity), Section 7.10 (Expenses), the expense reimbursement and indemnification obligations of Parent in Section 7.17, Section 7.18, and Section 7.19, this Section 9.5, Section 9.6, Section

9.7 and Article X (which provisions will survive the termination of this Agreement), (ii) the Confidentiality Agreement and the Guaranty (which agreements will survive the termination of this Agreement), and (iii), subject to this Section 9.5, Section 10.5(g) and Section 10.12, nothing shall relieve any party to this Agreement from any liability for any willful or intentional breach by such party.

(b) In the event:

(i) this Agreement is terminated by (A) either the Company or Parent pursuant to Section 9.2(a) (Outside Date) or Section 9.2(b) (Requisite Stockholder Vote Not Obtained), or Parent pursuant to Section 9.4(a) (Company Breach) or Section 9.4(c) and, in either case, prior to the date of termination the Company has received a bona fide Acquisition Proposal or a bona fide Acquisition Proposal has been publicly disclosed and not withdrawn and (B) within twelve (12) months of the date of any termination referred to in clause (A) the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal; provided that for purposes of this Section 9.5(b)(i), the references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”;

(ii) this Agreement is terminated by Parent pursuant to Section 9.4(b) (Change of Recommendation); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.3(b) (Superior Proposal);

then, in each case, the Company will pay Parent as consideration for the disposition of rights acquired under this Agreement an aggregate amount equal to $261,000,000 (the “Company Termination Payment”) by wire transfer of immediately available funds to an account designated in writing by Parent (1) in the case of a payment required by Section 9.5(b)(i), within two Business Days after consummation of such Acquisition Proposal, (2) in the case of a payment required by Section 9.5(b)(ii), within two Business Days after termination of this Agreement, or (3) in the case of a payment required by Section 9.5(b)(iii), concurrently with or prior to termination of this Agreement, subject to Section 9.7. The parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Payment on more than one occasion.

(c) In the event this Agreement is terminated by Parent or the Company pursuant to Section 9.2(b) (Requisite Stockholder Vote Not Obtained) (other than a deemed termination pursuant to Section 9.4(b)) or by Parent pursuant to Section 9.4(c), then the Company will reimburse Parent for Parent’s reasonable and documented out of pocket expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement, the Merger and the other Transactions up to an amount equal to $70,000,000 (the “Expense Reimbursement Payment”) within two Business Days after termination of this Agreement pursuant to Section 9.2(b), and in no event shall the Company be required to pay the Expense Reimbursement Payment if it has paid the Company Termination Payment in full. For the avoidance of doubt, subject to Section 9.5(a), the Expense Reimbursement Payment shall not be the sole remedy of Parent against the Company. The Expense Reimbursement Payment paid by the Company to Parent in accordance with this Section 9.5(c) shall be credited against any Company Termination Payment obligation that becomes due pursuant to Section 9.5(b).

(d) In the event this Agreement is terminated (i) by Parent pursuant to Section 9.2(a) (Outside Date) and, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 9.3(a) or Section 9.3(c) or (ii) by the Company pursuant to Section 9.3(a) or Section 9.3(c), Parent shall pay or cause to be paid to the Company or, if directed by the Company, to Forest City TRS, LLC an aggregate amount equal to $488,000,000 (the “Parent Termination Payment” and, together with the Company Termination Payment and the Expense Reimbursement Payment, the “Termination Payments”) by wire transfer of immediately available funds, subject to Section 9.6, within two Business Days after termination of this Agreement to an account designated in writing by the Company. The parties acknowledge and agree that in no event will Parent be required to pay the Parent Termination Payment on more than one occasion.

(e) Each party acknowledges that the agreements contained in this Section 9.5 are an integral part of the Merger and the other Transactions, and that, without these agreements, no party would have entered into this Agreement; accordingly, in the event any Termination Payment is required to be paid pursuant to Section 9.5(b), Section 9.5(c) or Section 9.5(d) and the Company or Parent, as applicable fails to timely pay to other party such Termination Payment and, in order to obtain such payment, Parent or the Company, as applicable commences a suit that results in a judgment against the Company or Parent, as applicable for such Termination Payment, the Company or Parent, as applicable, will pay the other party its costs and expenses (including attorneys’ fees and disbursements of counsel or other professionals and experts and court costs) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the other party) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof.

(f) If the Company Termination Payment is required to be paid pursuant to Section 9.5(b), Parent’s right to receive the Company Termination Payment and any additional amounts pursuant to Section 9.5(e) will be the sole and exclusive remedies of Parent, its respective Subsidiaries, any of Parent’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives and any other Person against the Company, the Company’s Subsidiaries, any of the Company’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives and the Financing Sources for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger and the other Transactions to be consummated.

(g) If a Parent Termination Payment is required to be paid pursuant to Section 9.5(d), the Company’s right to receive the Parent Termination Payment and any additional amounts pursuant to Section 9.5(e), and the expense reimbursement and indemnification obligations of Parent in Section 7.17, Section 7.18, and Section 7.19 will be the sole and exclusive remedies of the Company, its respective Subsidiaries, any of the Company’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives and any other Person against Parent, Parent’s Subsidiaries, any of Parent’s or its Subsidiaries’ respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives and the Financing Sources for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger and the other Transactions to be consummated.

(h) Each of the parties acknowledges and agrees that: (i) a Termination Payment is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company in the circumstances in which such Termination Payment is due and payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and the other Transactions, which amount would otherwise be impossible to calculate with precision, (ii) any Company Termination Payment or Parent Termination Payment, and any additional amounts pursuant to Section 9.5(e), when paid in full accordance with this Agreement will be in full and complete satisfaction of any and all monetary damages of Parent or the Company, as applicable, and each of its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives arising out of or related to this Agreement, the Merger or the other Transactions (including any breach of this Agreement by the Company), the termination of this Agreement, the failure to consummate the Merger or the other Transactions, and any claims or actions under applicable Laws arising out of any such breach, termination or failure, (iii) in the event this Agreement is terminated under circumstances where the Company Termination Payment or the Parent Termination Payment is payable, in no event will Parent or the Company, as the case may be, be entitled to seek or obtain any recovery or judgment in excess of the Company Termination Payment or the Parent Termination Payment, as applicable, and any additional amounts pursuant to Section 9.5(e) against the Company or Parent, as applicable, and each of its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, and in no event will Parent or the Company, as applicable, be entitled to seek or obtain any other damages of any kind (including against the Financing Sources), including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Merger or the other Transactions (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger, the Debt Commitment Letter, the Debt Financing or the other Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, and (iv) the parties will take such actions as are necessary and sufficient so that the agreements contained in this Section 9.5 may be enforceable against such party, including executing and delivering any waivers, releases and similar instruments consistent therewith upon any other party’s request; provided, however, that this Section 9.5 will not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 10.5(f) (subject to the limitations set forth therein) or with respect to any provision of this Agreement that expressly survives termination of this Agreement.

9.6. Payment of Parent Termination Payment

(a) Notwithstanding anything to the contrary in this Agreement, in the event the Company determines in good faith that there exists a material risk that any amounts due to the Company under Section 9.5(d) would be treated as Nonqualifying Income upon the payment of such amounts to the Company, the amount paid to the Company pursuant to Section 9.5(d) in any tax year shall not exceed the maximum amount that can be paid to the Company in such year without causing the Company to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by the Company in good faith.

(b) If the amount payable for any tax year pursuant to Section 9.6(a) is less than the amount that Parent would otherwise be obligated to pay to the Company pursuant to Section 9.5(d) (the “Section 9.5(d) Amount”), then:

(i) Parent shall place the Section 9.5(d) Amount into an escrow account (the “Escrow Account”) using an escrow agent and agreement reasonably acceptable to the Company and shall not release any portion thereof to the Company, and the Company shall not be entitled to any such amount, unless and until the Company delivers to Parent, at the sole option of the Company, (i) a letter (a “Section 9.5(d) Amount Company Letter”) from the Company indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements for any relevant taxable year, as determined by the Company in good faith, (ii) an opinion (a “Section 9.5(d) Amount Tax Opinion”) of the Company’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income or (iii) a private letter ruling issued by the IRS to the Company indicating that the receipt of any Section 9.5(d) Amount hereunder will not cause the Company to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with a Section 9.5(d) Amount Company Letter and a Section 9.5(d) Amount Tax Opinion, a “Release Document”). The escrow agreement shall also provide that (x) the amount in the Escrow Account shall be treated as the property of Parent, unless it is released from such Escrow Account to the Company, (y) all income earned upon the amount in the Escrow Account shall be treated as income of Parent and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, as income earned by Parent whether or not said income has been distributed during such tax year, and (z) the amount in the Escrow Account shall be invested in Permitted Investments only as determined by Parent in its sole discretion;

(ii) Pending the delivery of a Release Document by the Company to Parent, the Company shall have the right, but not the obligation, to borrow the Section 9.5(d) Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to the Company that (i) requires Parent to lend the Company immediately available cash proceeds in an amount equal to the Section 9.5(d) Amount, and (ii) provides for (A) a reasonable interest rate and reasonable covenants, taking into account the credit standing and profile of the Company or any guarantor of the Company at the time of such loan, and (B) a seven (7) year maturity with no periodic amortization;

(iii) Any amount held in escrow pursuant to this Section 9.6 for seven (7) years shall be released from such escrow to be used as determined by Parent in its sole and absolute discretion, and the Company shall have no rights in such amounts thereafter; and

(iv) The Company shall bear all costs and expenses with respect to the Escrow Account.

(c) Parent shall cooperate in good faith with the Company (including amending this Section 9.6 at the reasonable request of the Company) in order to (x) maximize the portion of the payments that may be made to the Company hereunder without causing the Company to fail to meet the REIT Requirements, (y) improve the Company’s chances of securing a favorable REIT Qualification Ruling, or (z) assist the Company in obtaining a favorable Section 9.5(d) Amount Tax Opinion. Such cooperation shall include, for example, agreeing to make payments hereunder to a taxable REIT subsidiary of the Company or an affiliate or designee of the Company.

9.7. Payment of Company Termination Payment.

(a) Notwithstanding anything to the contrary in this Agreement, in the event the Parent determines in good faith that there exists a material risk that any amounts due to Parent under Section 9.5(b) would be treated as Nonqualifying Income in the hands of any direct or indirect owner of Parent that intends to qualify as a REIT (a “Parent REIT Affiliate”) upon the payment of such amounts to Parent, the amount paid to Parent pursuant to Section 9.5(b) in any tax year shall not exceed the maximum amount that can be paid to Parent in such year without causing any Parent REIT Affiliate to fail to meet the REIT Requirements for any tax year, determined as if the payment of such amount were Nonqualifying Income as determined by the Parent in good faith.

(b) If the amount payable for any tax year pursuant to Section 9.7(a) is less than the amount that Company would otherwise be obligated to pay to Parent pursuant to Section 9.5(b) (the “Section 9.5(b) Amount”), then:

(i) the Company shall place the Section 9.5(b) Amount into an Escrow Account using an escrow agent and agreement reasonably acceptable to Parent and shall not release any portion thereof to Parent, and Parent shall not be entitled to any such amount, unless and until Parent delivers to the Company, at the sole option of the Company, a letter (a “Section 9.5(b) Amount Parent Letter”) from Parent indicating the maximum amount that can be paid at that time to Parent without causing any Parent REIT Affiliate to fail to meet the REIT Requirements for any relevant taxable year, as determined by Parent in good faith. The escrow agreement shall also provide that (x) the amount in the Escrow Account shall be treated as the property of the Company, unless it is released from such Escrow Account to Parent, (y) all income earned upon the amount in the Escrow Account shall be treated as income of the Company and reported, as and to the extent required by applicable Law, by the escrow agent to the IRS, or any other taxing authority, as income earned by the Company whether or not said income has been distributed during such tax year, and (z) the amount in the Escrow Account shall be invested in Permitted Investments only as determined by the Company in its sole discretion;

(ii) Pending the delivery of the Section 9.5(b) Amount Parent Letter by Parent to the Company, Parent shall have the right, but not the obligation, to borrow the Section 9.5(b) Amount from the Escrow Account pursuant to a loan agreement reasonably acceptable to Parent that (i) requires the Company to lend Parent immediately available cash proceeds in an amount equal to the Section 9.5(b) Amount, and (ii) provides for (A) a reasonable interest rate and reasonable covenants, taking into account the credit standing and profile of Parent or any guarantor of Parent at the time of such loan, and (B) a seven (7) year maturity with no periodic amortization;

(iii) Any amount held in escrow pursuant to this Section 9.7 for seven (7) years shall be released from such escrow to be used as determined by the Company in its sole and absolute discretion, and Parent shall have no rights in such amounts thereafter; and

(iv) Parent shall bear all costs and expenses with respect to the Escrow Account.

(c) The Company shall cooperate in good faith with Parent (including amending this Section 9.7 at the reasonable request of Parent) in order to maximize the portion of the payments that may be made to Parent hereunder without causing any Parent REIT Affiliate to fail to meet the REIT Requirements. Such cooperation shall include, for example, agreeing to make payments hereunder to an affiliate or designee of Parent.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1. Non-Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate at the Effective Time. This Section 10.1 will not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.

10.2. Modification or Amendment. Subject to applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub, and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after the receipt of the Requisite Stockholder Vote, no amendment will be made that by any applicable Law requires further approval by the Stockholders without obtaining such further approval; provided, further, that this Section 10.2, Section 9.5, Section 10.5(b), Section 10.5(d), Section 10.7, Section 10.8 and Section 10.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) (collectively, the “Financing Sources Protection Provisions”) may not be amended or modified in whole or in part in a manner that directly and adversely affects any Financing Source without the written consent of the Lenders.

10.3. Waiver of Conditions. The conditions to each of the respective parties’ obligations to consummate the Merger and the other Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 9.5).

10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment will be effective as delivery of a manually executed counterpart of this Agreement.

10.5. GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY AND IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF MARYLAND REGARDLESS OF ANY LAW THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH OF THE PARTIES (I) AGREES THAT IT WILL NOT BRING, PERMIT ANY OF ITS AFFILIATES TO BRING OR SUPPORT ANY PERSON IN ANY ACTION, SUIT OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW, EQUITY, CONTRACT, TORT OR OTHERWISE, INVOLVING ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS OR THE FINANCING, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, (II) AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THE DEBT COMMITMENT LETTER, ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) INVOLVING ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY, WILL BE EXCLUSIVELY GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OR CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE

APPLICATION OF LAWS OF ANOTHER JURISDICTION, AND (III) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER IN LAW, EQUITY, CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY. THE FINANCING SOURCES RELATED PARTIES ARE INTENDED THIRD-PARTY BENEFICIARIES OF THIS SECTION 10.5(b).

(c) Each of the parties irrevocably (i) consents to submit itself to the personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division (the “Maryland Courts”) in connection with any matter based upon or arising out of or relating to this Agreement, the Merger or the other Transactions, or the actions of the parties in the negotiation, administration, performance, and enforcement of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, (iii) agrees that it will not bring any action relating to this Agreement or the Merger or the other Transactions in any court other than the Maryland Courts, (iv) agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program and (v) consents to service being made through the notice procedures set forth in Section 10.6. Each of the parties agrees that service of any process, summons, notice, or document by U.S. registered mail to the respective addresses set forth in Section 10.6 will be effective service of process for any suit, action, or proceeding based upon, arising out of or relating to this Agreement, the Merger and the other Transactions. Each party irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any suit, action or proceeding based upon, relating to or arising out of this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.5, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and to the fullest extent permitted by applicable Laws, that the suit, action, or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action, or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Laws, the benefit of any defense that would hinder, fetter, or delay the levy, execution, or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Maryland and of the U.S.

(d) Subject to Section 10.5(b), any action, suit or proceeding based upon, arising out of or related to the Financing will be brought in the state and federal courts located in the Borough of Manhattan within the City of New York (or the appellate courts thereof), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding will be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to the Financing in any other court. Nothing in this Agreement contained will be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 10.5(d).

(e) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE MERGER OR THE OTHER TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT, THE GUARANTY, THE EQUITY COMMITMENT LETTER OR THE DEBT COMMITMENT LETTER, THE EQUITY FINANCING, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT GIVES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(f) The parties acknowledge and agree that irreparable harm would occur and the parties would not have any adequate remedy at Law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article IX, each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith; including if the conditions set forth in Article VIII have been satisfied or waived, and the parties further agree to waive any requirement for the securing or posting of any bond or proving actual damages in connection with such remedy. Each party hereby consents to the right of the other parties to seek the issuance of such injunction or injunctions, and to the grant of such injunction or injunctions. The parties further agree that (i) by seeking the remedies provided for in this Section 10.5(f), Parent Merger Sub, or the Company, as applicable, shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, including, as applicable, payment of the Parent Termination Payment, Company Termination Payment or the Expense Reimbursement Payment, other monetary damages or in the event that the remedies provided for in this Section 10.5(f) are not available or otherwise are not granted and (ii) nothing contained in this Section 10.5(f) shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 10.5(f) before exercising any termination right under Article IX (and pursuing the payment of the Parent Termination Payment, Company Termination Payment, Expense Reimbursement Payment or other monetary damages after such termination, as applicable) nor shall the commencement of any action pursuant to this Section 10.5(f) or anything contained in this Section 10.5(f) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter. For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance in accordance with this Section 10.5(f) and payment of the Company Termination Payment, Expense Reimbursement Payment or other monetary damages, as applicable, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance requiring consummation of the Merger and the other Transactions and any such payment. Also for the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with this Section 10.5(f) and payment of the Parent Termination Payment or other monetary damages, as applicable, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance requiring consummation of the Merger and the other Transactions and any such payment. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide for an adequate remedy. Notwithstanding the foregoing, the parties further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the Merger including to effect the Closing, in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, and only if, (A) all conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at the Closing in accordance with this Agreement) have been or will have been satisfied at the time when the Closing would be required to occur pursuant to Section 1.2, (B) Parent and Merger Sub fail to complete the Closing in accordance with Section 1.2, (C) the Debt Financing or any Alternative Financing provided for pursuant to Section 7.16 has been funded or will be funded if the Equity Financing is funded at the Closing and (D) the Company has irrevocably confirmed in a written notice to Parent that it is prepared to close the transactions contemplated by this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub together for any losses, damages, costs or expenses of the Company, its Subsidiaries or Affiliates related to the failure of the transactions contemplated by this Agreement, or a breach of this Agreement by Parent or Merger Sub or otherwise, shall be limited to an amount equal to: (i) the amount of the Parent Termination Payment, plus (ii) the aggregate amount of any expense reimbursement and indemnification obligations pursuant to Section 7.17, Section 7.18, Section 7.19, and Section 9.5(e) (collectively, the “Liability Limitation”), and in no event shall the Company, its Subsidiaries, or its Affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated by this Agreement or in respect of any other document, whether at law or equity, in contract, in tort or otherwise.

10.6. Notices. All notices, requests, claims, demands, and other communications hereunder will be in writing and will be deemed given if delivered personally, electronically mailed in .pdf (with confirmation), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent or Merger Sub, to such entity at:

250 Vesey Street, 15th Floor

New York, New York 10281

Attention:         Lowell Baron

 Murray Goldfarb

Email:               lowell.baron@brookfield.com

 murray.goldfarb@brookfield.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, NY 10036

Attention:         Harvey Uris

 Jeremy London

Email:               harvey.uris@skadden.com

 jeremy.london@skadden.com

If to the Company:

Forest City Realty Trust, Inc.

127 Public Square

Suite 3100

Cleveland, OH 44114

Attention:         General Counsel

Email:               KetanPatel@forestcity.net

with copies to (which will not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention:         Joseph Frumkin

                          Benjamin Weber

                          Krishna Veeraraghavan

Email:              frumkinj@sullcrom.com

                         weberb@sullcrom.com

                         veeraraghavank@sullcrom.com

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:         Adam O. Emmerich, Esq.

Email:               aoemmerich@wlrk.com

10.7. Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto), the Disclosure Schedule, the Equity Commitment Letter, the Guaranty and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations, and warranties, both written and oral, among the parties with respect to the subject matter hereof.    Neither this Agreement nor any of the rights, interests, or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Any purported assignment in contravention of this Agreement is void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and permitted assigns.

10.8. Parties in Interest. This Agreement will be binding upon, and inure solely to the benefit of, the parties and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) after the Effective Time, with respect to the provisions of Section 7.11 (Indemnification; Directors’ and Officers’ Insurance), which will inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Stock Certificates and Book Entry Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) after the Effective Time, the rights of the holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 4.3 (Treatment and Payment of Company Equity Awards), and (d) with respect to the Financing Sources Protection Provisions, which will inure to the benefit of the Financing Sources, and the Financing Sources shall be entitled to rely on the Financing Sources Protection Provisions, in each case, in accordance with the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 10.3 (Waiver of Conditions) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters, regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take an action such requirement will be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, subject to the limitations set forth in Section 7.1(c)(i), such requirement will be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.10. Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Merger or the other Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, will be paid by Parent, without reduction (including without limitation by reason of Section 4.6) of any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares.

10.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement, and the application of such provision to other Persons or circumstances, will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.12. Non-Recourse. Notwithstanding anything to the contrary herein, and except for Parent and Merger Sub in accordance with this Agreement, the Guarantors in accordance with the Guaranty and the Equity Financing Sources in accordance with the Equity Commitment Letter (and then only to the extent of the specific obligations undertaken by the Equity Financing Sources set forth in the Equity Commitment Letter and the Guarantors set forth in the Guaranty and subject to the Liability Limitation and other limitations therein), the Company agrees on behalf of itself and its Affiliates and their respective members, partners, stockholders, agents, attorneys, advisors or representatives that (a) none of (i) the Financing Sources nor (ii) any past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor representative or Affiliate of the Guarantors, the Equity Financing Sources, Parent or Merger Sub, and no past, present, or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor representative or Affiliate of any of the forgoing (each a “Parent Related Party”), in each case, shall have any liability (whether in contract, tort, equity or otherwise) to any person relating to, based upon, or in connection with this Agreement or any of the transactions contemplated herein (including the Debt Financing), (b) it waives any rights or claims against any Financing Source or Parent Related Party relating to, based upon, or in connection with this Agreement (and the Transactions), the Debt Commitment Letter or the Debt Financing (including the transactions contemplated thereby), whether at law or equity, in contract, in tort or otherwise, and agrees not to commence any action, arbitration, audit hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Source or Parent Related Party relating to, based upon, or in connection with this Agreement or the transactions contemplated hereunder (including relating to the Debt Financing (including the transactions contemplated thereby) or the

Debt Commitment Letter), (c) in no event shall it be entitled to seek the remedy of specific performance of this Agreement against any Financing Source (for the avoidance out doubt, not including the Equity Financing Sources) and (d) this Agreement may only be enforced against, and any claim or cause of action based up, arising out of, or related to this Agreement or the Merger or other Transactions, may only be brought against Parent and Merger Sub (and the Equity Financing Sources in accordance with the Equity Commitment Letter and the Guarantors in accordance with the Guaranty) and then only with respect to the specific obligations set forth in this Agreement with respect Parent or Merger Sub or, with respect to the Equity Financing Sources and the Guarantors, as set forth in the Equity Commitment Letter and the Guaranty respectively (subject to the Liability Limitation and other limitations set forth therein). Nothing in the foregoing will limit the rights and remedies of the Company under the Confidentiality Agreement.

10.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement, and will not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b) Where a reference in this Agreement is made to a Section or Exhibit such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(c) Whenever the words “include,” “includes,” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive.

(d) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) Any Contract, instrument, or statute defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument, or statute as from time to time amended, modified, or supplemented, including, in the case of Contracts or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f) References to a Person are also to its permitted successors and permitted assigns.

(g) Where this Agreement states that a party “shall,” “will” or “must” perform in some manner it means that the party is legally obligated to do so under this Agreement.

(h) The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC that are publicly available in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC, documents made available for review by Parent or its Representatives in the Stapleton electronic data room, and documents made available for review by Parent or its Representatives in the Donnelley Financial Solutions Venue electronic data room maintained by the Company in connection with the transactions contemplated by this Agreement, in each case, prior to the date of this Agreement.

(i) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(j) All references herein to “dollars” or “$” will mean U.S. dollars.

10.14. Definitions. Each term set forth in Annex A is defined in the Section of this Agreement set forth opposite such term. In addition, for purposes of this Agreement, the following terms will have the following meanings:

“2018 Convertible Notes” means the Company’s 4.25% Convertible Senior Notes due 2018.

“2020 Convertible Notes” means the Company’s 3.625% Convertible Senior Notes due 2020.

“Acquisition Proposal” means any proposal or offer (whether or not in writing) from any Person (other than Parent, Merger Sub, or any of their Affiliates) with respect to (i) any transaction or series of transactions providing for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender or exchange offer, recapitalization, reorganization, share exchange, dividend or distribution, business combination or similar transaction involving the Company or its Subsidiaries pursuant to which, if consummated, any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act, a “group”) of Persons, directly or indirectly, would hold or become the beneficial owner of securities representing 15% or more of the total voting power or 15% or more of the equity securities of the Company or the surviving entity or the direct or indirect parent of the Company, (ii) any transaction or series of transactions providing for the direct or indirect acquisition or purchase (including any asset sale, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender or exchange offer, dividend or distribution, business combination or similar transaction) of assets (including equity securities of the Company or any Subsidiary) or businesses representing 15% or more of the consolidated total assets, net revenues, net income or earnings of the Company, taken as a whole, or (iii) any combination of the foregoing, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person.

“Business Day” means any day ending at 11:59 p.m. (New York City time) (other than a Saturday or Sunday) on which the SDAT, the SEC, and banks in the County of Cuyahoga, Ohio and County of New York, New York are open for general business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Equity Awards” means, collectively, the Company Options, Company Restricted Shares, Company Performance Shares and Company Other Awards.

“Company Leases” means each lease or sublease (including ground leases) that was in effect as of the date hereof and to which the Company or any of the Subsidiaries are parties as lessors or sublessors with respect to any Company Property (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Company Title Insurance Commitments” means those title insurance commitments that were made available to Parent prior to the date of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 19, 2017, by and between BPG Acquisitions LLC and the Company (as it may be amended from time to time).

“Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement.

“Environmental Law” means any applicable law, regulation, code, license, common law, permit, order, judgment, decree or injunction from any Governmental Authority concerning the protection of the environment (including air, water, soil, wildlife and natural resources), the health and safety of persons in connection with exposure to Hazardous Substances, or the use, storage, handling, release, exposure to or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Existing Indebtedness” means any material agreement, document or other instrument evidencing or securing Indebtedness of the Company or any of its Subsidiaries, including outstanding commitments under any lines of credit, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound.

“Financing Failure Event” means any event or circumstance that would reasonably be expected to make all or any portion of the Debt Financing unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any flex terms applicable thereto or any related fee letter).

“Financing Sources” means the Lenders and the other entities, if any, that have committed to provide or arrange or otherwise enter into agreements in connection with all or any part of the Debt Financing or other financings (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements or credit agreements entered into pursuant to the Debt Commitment Letter or relating thereto, together with their respective Affiliates, and their respective Affiliates’, officers, directors, employees, agents and representatives, and their respective successors and assigns, in each case in their respective capacities as such.

“Hazardous Substance” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law or which may result in liability arising from injury to persons, property or resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, (a) any indebtedness for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (b) any obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases (or leases that are required by U.S. GAAP to be capitalized), “synthetic” leases or conditional sale or other title retention agreements, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar facilities that have been drawn, (f) obligations under any interest rate, currency or other hedging agreements, (g) indebtedness securing by a Lien on property or assets owned by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, or (h) any guaranty with respect to indebtedness or obligations of the type described in clauses (a) through (g) above.

“Intellectual Property” means any (i) trademarks, service marks, Internet domain names, trade dress and trade names, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (ii) patents and patent applications, (iii) confidential and proprietary information, including trade secrets and know-how and (iv) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration of the foregoing.

“Intervening Event” means any development or change in circumstances that materially affects the business, assets, or operations of the Company and its Subsidiaries, taken as a whole, that (i) does not relate to an Acquisition Proposal, (ii) was unknown to or not reasonably foreseeable by the Company Board on or prior to the date of this Agreement and (iii) becomes known by the Company Board prior to the receipt of the Requisite Stockholder Vote.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and other information technology equipment, and associated documentation.

“JV” means each Person listed on Section 10.14 of the Disclosure Schedule; provided that the JVs will be deemed Subsidiaries of the Company for all purposes under this Agreement.

“Knowledge of the Company” means the knowledge, after reasonable due inquiry (including the reasonable exercise of any governance or information rights), of the persons listed on Section 10.14 of the Disclosure Schedule; it being understood that, there shall be no duty of such individuals to conduct (or have conducted) or inquire about any Intellectual Property searches or analyses (including clearance or prior art searches), legal opinions (including freedom-to-operate opinions), or scans or other investigations with respect to IT Assets.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, a precautionary filing in respect of an operating lease shall not constitute a Lien.

“Marketing Period” means the first period of fifteen (15) consecutive business days commencing after the date hereof and upon Parent’s receipt of the Required Financial Information (it being understood that, once commenced, such Marketing Period shall not restart, be extended or tolled if any further Required Financial Information shall be required to be delivered during or after such Marketing Period due to the passage of time (other than, for the avoidance of doubt, under the circumstances described in the final sentence of this definition)); provided that the Marketing Period shall not commence prior to September 4, 2018, provided, further, that such fifteen (15) consecutive business day period (i) shall not include November 21, 2018 through November 23, 2018, and (ii) shall end on or prior to December 21, 2018 or, if such period has commenced but would not be completed in accordance with its terms on or prior to December 21, 2018, then such period shall commence on or after January 2, 2019. If the Company in good faith reasonably believes that it has delivered the Required Financial Information, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Required Financial Information shall be deemed to have been delivered as of the date specified therefor in such notice, unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Financial Information, and, within three (3) business days after delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with specificity the Required Financial Information that has not been delivered). Parent and Merger Sub acknowledge that the Required Financial Information (as of the date hereof) has been delivered. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if (i) the Company’s independent auditor shall have withdrawn its audit opinion with respect to the Company’s financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements of the Company for the applicable periods by such independent auditor or another independent accounting firm of nationally recognized standing reasonably acceptable to Parent, or (ii) the Company publicly announces its intent to restate any financial statements comprising the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and delivered to Parent or the Company has announced that it has concluded that no restatement shall be required.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or development (x) that is materially adverse to the business, financial condition, assets or continuing results of operations of the Company and its Subsidiaries taken as a whole or (y) that would prevent the Company from consummating the Merger prior to the Outside Date; provided, however, that no change, effect, event, circumstance, occurrence or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur:

(A) changes in the economy or in financial, debt, securities, capital or credit markets, including changes in interest rates;

(B) changes in general business, labor or regulatory conditions;

(C) changes generally affecting any of the U.S. real estate industry segments in which the Company or any of its Subsidiaries operate or any of the markets or geographic areas in which the Company or any of its Subsidiaries operate;

(D) changes in social or political conditions;

(E) acts of war, hostilities, military actions, acts of sabotage or terrorism (including cyber-terrorism or cyber-attacks), civil disobedience or any escalation or worsening of the foregoing;

(F) any force majeure events (including storms, fires, hurricanes, tornadoes, floods or earthquakes) or the outbreak or worsening of an epidemic, pandemic or other health crisis;

(G) the announcement on September 11, 2017 of the Company’s review of strategic alternatives (but not including any change, effect, event, circumstance, occurrence or development relating thereto after the date of this Agreement), the announcement on March 22, 2018 of the conclusion of such review of strategic alternatives, or the negotiation, execution, announcement, pendency, performance or consummation of this Agreement or the Merger and the other Transactions, including the impact thereof on relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, lenders, partners, employees, labor unions or regulators;

(H) the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals, intentions or projections with respect to the Company, any of its Subsidiaries, or their employees or business;

(I) changes or proposed changes in Laws, authoritative interpretations thereof, enforcement thereof or in applicable accounting regulations or principles or interpretations thereof;

(J) acts required to be taken or not taken by the Company or any of its Subsidiaries under the terms of this Agreement or taken or not taken at the written request of Parent;

(K) any Action brought or threatened to be brought alleging breach of duty by the Company Board (other than any such Action that has resulted in a non-appealable judicial determination definitively finding a breach of duty by the Company Board) or alleging that the disclosure contained in the Proxy Statement (whether filed in preliminary or definitive form) violates the federal securities Laws (other than any such Action that has resulted in a non-appealable judicial determination definitively finding such a violation);

(L) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, budgets, plans, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics for any period; provided that the exception in this clause will not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded hereby, from being taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur; and

(M) a decline in the market price or trading volume of the Shares on the NYSE or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the exception in this clause will not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded hereby, from being taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur;

provided, however, change, effect, event, circumstance, occurrence or development described in clauses (A), (B), (C), (D), (E), (F), or (I) shall not be excluded if (only to the extent that) it disproportionately effects the Company and its Subsidiaries taken as a whole, as compared to participants in any of the U.S. real estate industry segments in which the Company or any of its Subsidiaries operate; provided, further, that clause (G) shall not diminish the effect of, and shall be disregarded for purposes of, any representations and warranties set forth in Section 5.4.

“Material Property Adverse Effect” means any event, circumstance, change or effect that is material and adverse to any one or more of the Company Properties listed on Section 10.14 of the Disclosure Schedule.

“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation or formation, bylaws, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements and certificates of existence, as applicable.

“Parent Title Insurance Commitments” means those title insurance commitments obtained by Parent or any of its Affiliates or agents prior to the date of this Agreement with respect to any of the Company Properties.

“Permitted Lien” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law, statutory or consensual liens arising or incurred in the ordinary course and that relate to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or which may be hereafter paid without penalty or that are being contested in good faith by appropriate proceedings (so long as reserves have been provided to the extent required by applicable Laws and GAAP), (c) Liens imposed by any applicable Law (other than Tax Law) that do not materially adversely interfere with the business of the Company and its Subsidiaries, taken as a whole, (d) Liens incurred in the ordinary course of business since December 31, 2017, (e) Liens securing indebtedness permitted by this Agreement, (f) with respect to any Company Property, any title exception disclosed in any Company Title Insurance Policy, Company Title Insurance Commitment and Parent Title Insurance Commitment, (g) with respect to any ground leased Company Property, Liens imposed on the underlying fee interest in such property that do not materially impair the value, occupancy, or use of such ground leased Company Property in respect of the Company’s and its Subsidiaries’ business, taken as a whole, (h) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority that does not materially and adversely interfere with the current use of the applicable Company Property, (i) any rights reserved or vested in any person by any original patent or grant or any statutory provision, (j) Liens arising under the Material Contracts or any other Contracts or other arrangements entered into in the ordinary course of business, (k) Liens incurred or deposits made in connection with workman’s compensation, unemployment insurance, and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and obligations, in each case in the ordinary course of business, (l) Liens arising out of, under or in connection with securities Laws that do not materially and adversely interfere with the operation of the business of the Company and its Subsidiaries in the ordinary course, (m) purchase money liens or similar Liens securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and its Subsidiaries taken as a whole, (n) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Company and its Subsidiaries, (o) Liens resulting from any acts or omissions of, or from facts or circumstances relating to, Parent or Merger Sub, and (p)

Liens that will be terminated at or prior to the Closing in accordance with this Agreement; provided, however, that none of the foregoing, individually or in the aggregate, would reasonably be expected to materially adversely affect the use or value of the property to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Qualifying Income” means gross income that is described in Section 856(c)(3) of the Code.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“REIT” means a “real estate investment trust” as defined in Sections 856 through and including 860 of the Code.

“REIT Requirements” means the requirements imposed on REITs pursuant to Sections 856 through and including 860 of the Code.

“Revolving Credit Facility Agreement” means that certain Credit Agreement, dated as of November 17, 2015, among Forest City Enterprises, Inc., certain of its affiliates party thereto, each lender party thereto, Bank of America, N.A., as administrative agents and the other parties thereto, as amended or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means the Subsidiaries of the Company listed on Section 10.14 of the Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any other Person (a) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries or (b) of which such Person or one or more of its Subsidiaries is a general partner or managing member.

“Superior Proposal” means a bona fide Acquisition Proposal (provided, that, for purposes of this definition, the applicable percentages in clauses (i) and (ii) of the definition of Acquisition Proposal shall be 50%, rather than 15%) that the Company Board, or any committee thereof, has determined in its good faith judgment (after taking into account any binding revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.2(b), after consultation with its financial advisor and outside legal counsel, the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal, and all other matters that the Company Board, or any committee thereof, considers appropriate), would, if consummated, result in a transaction more favorable to the Stockholders than the Merger and the other Transactions.

“Taxes” means (i) all federal, state or local and all foreign taxes, levies, duties, tariffs, imposts and other similar charges, assessments and fees imposed by any domestic or foreign Governmental Authority, including income, gross receipts, windfall profits, value added, transfer, unclaimed property, inventory, capital stock, severance, property, production, sales, use, duty, license, excise, franchise, employment, social security, unemployment, stamp, occupation, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (ii) all interest, penalties, fines and additions imposed with respect to such amounts, in each case whether disputed or not.

“Tax Returns” means all reports, and returns, certificates, declarations, elections, claims for refund and information returns and statements required to be filed with any domestic or foreign Governmental Authority and with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2016, among Forest City Enterprises, L.P., the Company and certain of its subsidiaries party thereto, each lender party thereto and Bank of America, as administrative agent, as amended or supplemented from time to time.

10.15. Disclosure Schedule. Certain items and matters are listed in the Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event will the listing of items or matters in the Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations, warranties, covenants, and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any section or subsection of the Disclosure Schedule will be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Disclosure Schedule as applicable. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract or Law in the Disclosure Schedule will be construed as an admission or indication that a breach or violation exists or has actually occurred.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

FOREST CITY REALTY TRUST, INC.

By:	/s/ DAVID J. LARUE
Name: David J. LaRue
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANTLIA HOLDINGS LLC

By:	/s/ LOWELL BARON
Name: Lowell Baron
Title: Chief Investment Officer

ANTLIA MERGER SUB INC.

By:	/s/ LOWELL BARON
Name: Lowell Baron
Title: Chief Investment Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

FINAL FORM

EXHIBIT A

Form of Amendment of Charter of the Surviving Corporation

FOREST CITY REALTY TRUST, INC., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore City, Maryland, desires to amend its Articles of Amendment and Restatement as filed with, and accepted of record by, the State Department of Assessments and Taxation (the “SDAT”) on June 12, 2017 (as the same may be amended, supplemented, corrected or restated from time to time, the “Charter”) as part of the Merger being effected pursuant to the Articles of Merger to which this Exhibit A is attached and forms a part as herein set forth. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Charter.

FIRST: Article V of the Charter is hereby amended as follows:

(1)	Section 5.1 of the Charter is hereby is hereby deleted and amended to read in its entirety as set forth below:

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be [     ], which number may only be increased or decreased pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the MGCL.

(2)	Section 5.4 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Section 5.4 Preemptive and Appraisal Rights. Except as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

(3)	Section 5.8 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Section 5.8 Removal of Directors. Any director may be removed from office at any time by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, with or without cause.

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SECOND: Article VI of the Charter is hereby amended as follows:

(1)	Section 6.1 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Section 6.1 Authorized Shares. The Corporation has authority to issue [     ] shares of common stock, $0.01 par value per share (“Common Stock”), and [     ] shares of preferred stock, $0.01 par value per share (together with any shares of stock hereinafter classified by the Board of Directors pursuant to this Article VI, “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $[     ]. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.3 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

(2)	Section 6.2 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote.

(3)	Sections 6.4 and 6.5 of the Charter are hereby deleted in their entirety and Sections 6.6, 6.7 and 6.8 thereof are hereby renumbered as Sections 6.4, 6.5 and 6.6, respectively.

(4)	Section 6.6 of the Charter is hereby deleted, renumbered consistent with the foregoing subparagraph (3), and amended to read in its entirety as set forth below:

Section 6.4 Stockholders’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

(5)	Section 6.7 of the Charter is hereby deleted, renumbered consistent with the foregoing subparagraph (3), and amended to read in its entirety as set forth below:

Section 6.5 Charter and Bylaws. The rights of all stockholders and the terms of all shares of stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

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(6)	Section 6.8 of the Charter is hereby deleted, renumbered consistent with the foregoing subparagraph (3), and amended to read in its entirety as set forth below:

Section 6.6 Distributions. The Board of Directors from time to time may authorize the Corporation to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Corporation or in securities of the Corporation, including in shares of one class or series of the Corporation’s stock payable to holders of shares of another class or series of stock of the Corporation, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.6 shall be subject to the provisions of any class or series of shares of the Corporation’s stock at the time outstanding.

THIRD: Article VII of the Charter is hereby amended as follows:

(1)	Section 7.1 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Ohio are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

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Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be as described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter. The number and value of the outstanding shares of Common Stock shall be determined by the Board of Directors, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.7, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Exempt Holder. The term “Exempt Holder” shall mean: (i) Antlia Holdings LLC; (ii) any affiliate of Antlia Holdings LLC that is managed by Brookfield Asset Management, Inc. or a subsidiary of Brookfield Asset Management, Inc.; or (iii) any entity in which Brookfield Asset Management, Inc. or a subsidiary thereof owns a controlling interest.

Initial Date. The term “Initial Date” shall mean the first date on which the Corporation shall have more than one holder of Common Stock.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

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Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with any restriction or limitation on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or possess Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

(2) Section 7.2.1 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

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(a) Basic Restrictions.

(i) (1) No Person, other than an Exempt Holder or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Exempt Holder or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(c) To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

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(3)	Section 7.2.9 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Legend. Each certificate for shares of Capital Stock, if certificated, or the notice in lieu of a certificate shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Common Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restriction provided in (iv) above would be violated, or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings given to them in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

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Instead of the foregoing legend, the certificate or notice may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.

(4)	Section 7.4 of the Charter is hereby deleted and amended to read in its entirety as set forth below:

Section 7.4 Reserved.

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ANNEX A

INDEX OF DEFINED TERMS

Terms	Section
2018 Convertible Notes	10.14
2020 Convertible Notes	10.14
Acceptable Confidentiality Agreement	7.2(a)
Acquisition Proposal	10.14
Action	5.7(a)
Affiliate	10.14
Agreement	Preamble
Alternative Acquisition Agreement	7.2(a)(iv)
Alternative Financing	7.16(a)
Antitrust Laws	7.5(d)
Applicable Date	V
Articles of Merger	1.3
Bankruptcy and Equity Exception	5.3(a)
Book Entry Share	4.1(a)
Business Day	10.14
Bylaws	2.2
Capital Expenditures	7.1(b)(xvi)
Change of Ownership Forms	7.1(e)(ii)
Change of Recommendation	7.2(b)(v)
Charter	2.1
Claim	7.11(a)
Class A Common Units	5.2(a)
Closing	1.2
Closing Date	1.2
Code	10.14
Commitment Letters	6.5(b)
Company	Preamble
Company Board	Recitals
Company Equity Awards	10.14
Company ESPP	4.3(e)
Company Financial Statements	5.5(d)
Company Indemnity Agreements	7.11(a)
Company Leases	10.14
Company Long-Term Incentive Cash Award	4.3(c)
Company OP	5.19
Company Option	4.3(a)
Company Other Award	4.3(d)
Company Performance Share	4.3(c)
Company Permits	5.10(a)
Company Plan	5.8(a)
Company Properties	5.13(a)

Company Property	5.13(a)
Company Recommendation	5.3(c)
Company Reports	5.5(a)
Company Restricted Share	4.3(b)
Company Stockholders Meeting	7.4(a)
Company Termination Payment	9.5(b)
Company Title Insurance Policy	5.13(c)
Confidentiality Agreement	10.14
Continuing Employee	7.9(a)
Contract	5.4(b)
Credit Support Agreement	5.19
D&O Insurance	7.11(c)
Debt Commitment Letter	6.5(b)
Debt Documents	7.16(a)
Debt Financing	6.5(b)
Director Deferred Compensation Plans	4.3(d)
Disclosure Schedule	10.14
DOJ	7.5(b)
Effective Time	1.3
Environmental Law	10.14
Environmental Permits	5.14(a)(ii)
Equity Commitment Letter	6.5(b)
Equity Financing	6.5(b)
ERISA	10.14
ERISA Affiliate	5.8(d)
ERISA Plan	5.8(c)
Escrow Account	9.6(b)(i)
Exchange Act	5.4(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Existing Indebtedness	10.14
Existing Loan Documents	7.1(b)(ix)
Existing M&A Agreement	5.11(a)(vii)
Expense Reimbursement Payment	9.5(c)
Financing	6.5(b)
Financing Failure Event	10.14
Financing Purposes	6.5(a)
Financing Sources	10.14
Financing Sources Protection Provisions	10.2
Fraud and Bribery Laws	5.9(b)
FTC	7.5(b)
GAAP	5.5(c)
Goldman Sachs	5.3(b)
Governmental Authority	5.4(a)
Ground Lease	5.13(e)
Ground Leases	5.13(e)

Guarantors	Recitals
Guaranty	Recitals
Hazardous Substance	10.14
HSR Act	10.14
Incentive Stock Option	4.3(a)
Indebtedness	10.14
Indemnified Parties	7.11(a)
Intellectual Property	10.14
Interim Period	7.1(a)
Intervening Event	10.14
IRS	5.8(c)
IT Assets	10.14
JV	10.14
Knowledge of the Company	10.14
Laws	5.9(a)
Lazard	5.3(b)
Lenders	6.5(b)
Letter of Transmittal	4.2(c)(i)
Liability Limitation	10.5(g)
Lien	10.14
Maryland Courts	10.5(c)
Material Adverse Effect	10.14
Material Company Leases	5.13(g)
Material Contract	5.11(a)
Material Property Adverse Effect	10.14
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
MGCL	Recitals
Multiemployer Plan	5.8(b)
Nonqualifying Income	10.14
NYSE	5.4(a)
Orders	8.1(c)
Organizational Documents	10.14
Outside Date	9.2(a)
Parent	Preamble
Parent Benefit Plan	7.9(b)
Parent REIT Affiliate	9.7(a)
Parent Related Party	10.2
Parent Termination Payment	9.5(d)
Parent Title Insurance Commitments	10.14
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Permitted Investment	4.2(b)
Permitted Lien	10.14
Person	10.14

Preferred Shares	5.2(a)
Proxy Statement	7.3(a)
Qualified REIT Subsidiary	5.15(g)
Qualifying Income	10.14
Registered	10.14
REIT	10.14
REIT Qualification Ruling	9.6(b)
REIT Requirements	10.14
Release Document	9.6(b)
Representatives	7.2(a)
Required Financial Information	7.17(a)(v)
Requisite Stockholder Vote	5.3(a)
Restructuring Steps	7.18
Revolving Credit Facility Agreement	10.14
SDAT	1.3
SEC	10.14
Section 9.5(b) Amount	9.7(b)
Section 9.5(b) Amount Parent Letter	9.7(b)
Section 9.5(d) Amount	9.6(b)
Section 9.5(d) Amount Company Letter	9.6(b)
Section 9.5(d) Amount Tax Opinion	9.6(b)
Securities Act	5.2(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	10.14
SOX Act	5.5(a)
Stock Certificate	4.1(a)
Stock Plan	5.2(a)
Stockholders	Recitals
Subsidiary	10.14
Superior Proposal	10.14
Surviving Corporation	1.1
Tail Period	7.11(c)
Tax Returns	10.14
Taxable REIT Subsidiary	5.15(g)
Taxes	10.14
Term Loan Credit Agreement	10.14
Termination Payments	9.5(d)
Third Party Consents	7.19
Transaction Litigation	7.14
Transactions	4.2(a)

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